EXHIBIT 4.1

SENIOR SECURED NOTES INDENTURE
Dated as of July 3, 2019

AVON INTERNATIONAL CAPITAL P.L.C.
and
THE GUARANTORS FROM TIME TO TIME PARTY HERETO
$400,000,000
6.50% SENIOR SECURED NOTES DUE 2022

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee
and
as Collateral Agent

TABLE OF CONTENTS

v

EXHIBITS
EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

SENIOR SECURED NOTES INDENTURE, dated as of July 3, 2019, among Avon International Capital p.l.c., a public limited company incorporated under the laws of England and Wales (“AIC” or the “Issuer”) and a wholly-owned subsidiary of Avon Products, Inc. (“API” or the “Company”), a New York corporation, the Guarantors (as defined herein) and Deustche Bank Trust Company Americas, as Trustee and as Collateral Agent.
W I T N E S S E T H
WHEREAS, the Issuer has duly authorized the creation of an issue of $400,000,000 aggregate principal amount of the Issuer’s 6.50% senior secured notes due 2022 (the “Notes”);
WHEREAS, the Guarantors have duly authorized the guarantee, on a senior basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all the Issuer’s obligations under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise;
WHEREAS, the Issuer and Guarantors have duly authorized the execution and delivery of this Indenture (as defined herein);
NOW, THEREFORE, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).
ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.01  Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“ACL” means Avon Cosmetics Limited.
“Acquired Indebtedness” means, with respect to any specified Person,
(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 4.09 and 4.12 hereof, as part of the same series as the Initial Notes.
“Adjusted AIO Total Assets” means the total assets of AIO and its Restricted Subsidiaries, excluding (i) intercompany balances among the Company and its Subsidiaries and (ii) deferred tax assets, as shown on the most recent annual balance sheet of the Issuer.
“Adjusted API Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, less deferred tax assets, as shown on the most recent annual balance sheet of the Company.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
“AIC Credit Agreement” means that certain multicurrency revolving facility agreement, dated as of February 12, 2019, by and among the Issuer, as original borrower, API, as parent, the banks and other lenders from time to time, Citibank Europe plc, UK Branch as agent, and Citibank, N.A., London Branch as common security agent, among others, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced.
“AIO” means Avon International Operations, Inc.
“AIO First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt of AIO secured by a first priority Lien on the assets of AIO and of its Restricted Subsidiaries on a consolidated basis in accordance with GAAP plus (without duplication) any Indebtedness incurred by any Restricted Subsidiary of AIO (other than a Subsidiary Guarantor or the Issuer) incurred under Section 4.09(b)(i) to (b) EBITDA for the Test Period, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
“AIO Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt of AIO outstanding on the last day of such Test Period to (b) EBITDA for such Test Period, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
“API Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt of API outstanding on the last day of such Test Period to (b) EBITDA for such Test Period, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earliest of (x) the Discharge of Credit Facility Obligations, (y) the date on which the outstanding principal amount of loans and commitments under the AIC Credit Agreement is less than $200.0 million and (z) the Non-Controlling Authorized Representative Enforcement Date (as defined in the First Lien Intercreditor Agreement) (such earliest date, the “Trigger Date”), the Administrative Agent (as defined in the AIC Credit Agreement), and (ii) from and after the Trigger Date, the Major Non-Controlling Authorized Representative.
“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
(a) 1.0% of the principal amount of such Note; and
(b) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at August 15, 2019 (each such redemption price being set forth in Section 3.07(d) hereof), plus (ii) all required remaining scheduled interest payments due on such Note through August 15, 2019 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Sale” means:
(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction) of property or assets of the Company or any Restricted Subsidiaries (each referred to in this definition as a “disposition”); or
(b) the issuance or sale of Equity Interests by any Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:
(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out, used or surplus property or equipment, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company or the Restricted Subsidiaries;
(b) (i) dispositions of inventory and goods held for sale in the ordinary course of business and (ii) dispositions of immaterial assets and termination of leases, licenses and sublicenses in the ordinary course of business;
(c) the disposition of all or substantially all of the assets of the Issuer or a Guarantor in a manner permitted pursuant to the provisions described above under Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;
(d) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under Section 4.07 hereof or any Permitted Investment;
(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; provided that transfers of intellectual property-related assets constituting Collateral from the Issuer or a Guarantor to a Person that is not the Issuer or a Guarantor shall only be permitted pursuant to this clause (e) if (i) the Issuer or a Guarantor receives an intercompany note in an amount equal to the Fair Market Value (as determined in good faith by the Issuer) of the property or assets transferred; provided that the intercompany note is pledged as Collateral to the Collateral Agent (or the Common Security Agent, as applicable) on behalf of the holders of First Lien Obligations or (ii) with respect to Brazilian intellectual property-related assets constituting Collateral, in lieu of satisfying the requirements set forth in the preceding clause (i), the transferee of such assets is a Subsidiary directly owned by the Issuer or a Guarantor and such transferee’s Capital Stock has been or will be pledged as Collateral to the Collateral Agent (or the Common Security Agent, as applicable) on behalf of the holders of First Lien Obligations, subject to the terms of the Collateral Documents;
(f) the disposition, issuance or sale by the Company or any Restricted Subsidiaries of Equity Interests of any of API’s Subsidiaries to the Company or any Restricted Subsidiary;
(g) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than $50.0 million;
(h) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(i) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
(j) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(k)           dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;
(l) transfers of property subject to Casualty Events;
(m)          foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by this Indenture;
(n) (i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of API and its Restricted Subsidiaries, taken as a whole (including, without limitation, licenses and sublicenses of intellectual property by and among API and its Restricted Subsidiaries) and (ii) dispositions of intellectual property (including inbound licenses) that is no longer material to the business of the Company and its Subsidiaries;
(o) the unwinding or settlement of any Hedging Obligations;
(p) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;
(q) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable, or the sale, transfer or other disposition of accounts receivable in connection with the collection or compromise thereof;
(r) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;
(s) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(t) the granting of a Lien that is permitted under Section 4.12 hereof;
(u) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial intellectual property rights;

(v) sales consummated in connection with a Permitted Tax Restructuring;
(w) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral; and
(x) dispositions pursuant to Permitted Intercompany Factoring Arrangements.
“Authorized Representative” means (i) in the case of any Credit Facility Obligations or the lenders and other secured parties under the AIC Credit Agreement, the facility agent under the AIC Credit Agreement, (ii) in the case of the Notes Obligations or the Holders, the Trustee and (iii) in the case of the Existing 2022 Notes Obligations or the holders of the Existing 2022 Notes, the trustee under the Existing 2022 Notes Indenture and (iv) in the case of any other Series of additional First Lien Obligations or additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.
“Capital Lease” means, with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person in accordance with GAAP.
“Capital Stock” means:
(a) in the case of a corporation, corporate stock or shares in the capital of such corporation;
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into

Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
“Cash Equivalents” means:
(a) United States dollars, Euros, pound sterling or Canadian dollars;
(b) in the case of any Non-U.S. Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;
(c) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;
(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any U.S. or non-U.S. commercial bank having capital and surplus of not less than $500.0 million;
(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;
(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;
(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;
(i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and
(j) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above.
In the case of Investments by any Non-U.S. Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of non-U.S. obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable non-U.S. rating agencies and (ii) other short-term investments utilized by Non-U.S. Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into United States dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
At any time at which the value, calculated in accordance with GAAP, of all investments of AIO and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (a) through (j) above exceeds the Indebtedness of the Issuer and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following two conditions:  (a) the Qualifying Investment is of a type described in clauses (a) through (j) of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (a) through (j) requiring a shorter maturity); and (b) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph, does not exceed two years from the date of such Qualifying Investment.
“Cash Management Services Agreement” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing or credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.
“Casualty Event” means any event that gives rise to the receipt by API or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“Change of Control” means the occurrence of any of the following after the Issue Date:
(a) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger or consolidation), of all or substantially all of the assets of API and API’s Subsidiaries, taken as a whole, to any Person other than API or one of API’s Subsidiaries;
(b) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person or (B) Persons that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (collectively, a “Group”), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Company directly or indirectly through any of its direct or indirect parent holding companies, other than (i) in connection with any transaction or transactions in which the Company shall become the Wholly-Owned Subsidiary of a parent company (provided that no Person or Group beneficially owns 50.0% or more of the total voting power of the Voting Stock of such parent company) and (ii) the Permitted Holders;
(c) (x) at any time prior to the consummation of the MIH Merger, (i) MIH ceases to be a direct Wholly-Owned Subsidiary of API and (ii) AIO ceases to be a direct Wholly-Owned Subsidiary of MIH or (y) at any time on and after the consummation of the MIH Merger, AIO ceases to be a direct Wholly- Owned Subsidiary of API; or
(d) at any time, and for any reason, (x) AIO ceases to own, directly or indirectly, 100% of the Equity Interests of ACL and (y) ACL ceases to own, directly or indirectly, 100% of the Equity Interests of the Issuer.
“Clearstream” means Clearstream Banking, Société Anonyme and its successors.
“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document.
“Collateral Agent” means Deutsche Bank Trust Company Americas, together with its affiliates, as the Collateral Agent under the Indenture.
“Collateral Documents” means the security agreements, pledge agreements, agency agreements, assignments, transfers, mortgages, charges, notices, instructions, the Intercreditor Agreement and any other intercreditor agreement executed and delivered pursuant to this Indenture, and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for its benefit and for the benefit of the Trustee and the holders of Notes or notice of such pledge, assignment or grant is given.
“Common Security Agent” means Citibank N.A., London Branch, and its successors and assigns, as the Common Security Agent under the Intercreditor Agreement.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(i) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (r) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition, (s) hyperinflationary interest expense in any country that is offset by corresponding foreign exchange-related gains, (t) interest expense attributable to pension accruals in Germany and Italy, (u) interest payable to the U.S. Internal Revenue Service in respect of taxes, (v) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (w) any expensing of bridge, commitment and other financing fees and (x) any accretion of accrued interest on discounted liabilities); plus
(ii) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
(iii) interest income of such Person and its Restricted Subsidiaries for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Debt” means, as of the any date of determination, the Consolidated Total Debt of such Person and its Restricted Subsidiaries less the cash and Cash Equivalents of such Person and its Restricted Subsidiaries (and in the case of AIO or the Issuer, the Guarantors) in excess of $250.0 million.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that, without duplication,
(a) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and relocation costs, integration costs, consolidation and closing costs for offices and facilities, severance costs and expenses, one-time compensation charges, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-recurring product and intellectual property development after the Issue Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs shall be excluded;
(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;
(c) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;
(d) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;
(e) the net income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and, solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(iv)(C)(1) hereof, the net income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period;
(f) [reserved];
(g) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(h) any after-tax effect of income (loss) from the early extinguishment of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;
(i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;
(j) [reserved];
(k) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Notes), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, the Existing 2022 Notes and the Credit Facilities) and including, in each case, any such transaction consummated prior to the Issue Date and any transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;
(l) accruals and reserves that are established within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP shall be excluded;
(m) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365 day period), expenses with respect to liability or casualty events or business interruption shall be excluded;
(n) any noncash compensation charge and expense shall be excluded; and
(o) the following items shall be excluded:
(i) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations; and
(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.
Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than Section 4.07(a)(iv)(C)(4) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.07(a)(iv)(C)(4) hereof.
“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of such Person and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money; provided that Consolidated Total Debt shall not include undrawn amounts in respect of letters of credit or similar instruments, Hedging Obligations, Permitted Intercompany Factoring Arrangements and Disqualified Stock.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:
(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(b) to advance or supply funds:
(i) for the purchase or payment of any such primary obligation, or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Controlling Secured Parties” means, with respect to any Shared Collateral, the holders of the Series of First Lien Obligations whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.
“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Issuer.
“Credit Facility” means the AIC Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09); provided that the aggregate principal amount of Indebtedness incurred under Section 4.09(a)(i) hereof by a Person other than the Issuer or a Subsidiary Guarantor shall not exceed $200.0 million in the aggregate at any one time outstanding.
“Credit Facility Obligations” means (a) Indebtedness and other obligations under the Credit Facilities and (b) obligations under any Hedging Obligations entered into by the Issuer or a Subsidiary Guarantor with a lender or affiliate of a lenders at the time the documentation related to such Hedging Obligations was entered into.
“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.
“Default” means any event that is, or with the passage of time or the giving of notice or both, unless cured or waived, would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A attached hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by API, the Issuer or a Restricted Subsidiary in connection with an Asset

Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by an Officer, which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Asset Sale.
“Discharge of Credit Facility Obligations” means, with respect to any Collateral, the date on which the Credit Facility Obligations are no longer secured by such Collateral; provided that the Discharge of Credit Facility Obligations shall not be deemed to have occurred in connection with a refinancing, refunding, replacement, renewal, extension, restatement, amendment, supplement or modification of such Credit Facility Obligations with additional First Lien Obligations secured by such Collateral under an agreement relating to additional First Lien Obligations which has been designated in writing by the facility agent under the AIC Credit Agreement or any Credit Facility so refinanced, refunded, replaced, renewed, extended, restated, amended, supplemented or modified to the Common Security Agent and each other Authorized Representative as the “Credit Facility” or similar term for purposes of the Intercreditor Agreements.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of API or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by API or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members), of API, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which API or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of API (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by API or its Subsidiaries. For the avoidance of doubt, Disqualified Stock shall not include the Series C Preferred Stock and/or the Series D Preferred Stock of API described in the definition of “Scheduled 2023 Preferred Dividend.”
“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“EBITDA” means, for any period, for API and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus:

(a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication:
(i) Consolidated Interest Expense for such period plus amounts reducing Consolidated Interest Expense as set forth in clause (iii) in the definition thereof,
(ii) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes, non-U.S. withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (o) of the definition of “Consolidated Net Income,”
(iii) depreciation and amortization expense and impairment charges,
(iv) extraordinary, non-recurring or unusual charges, expenses or losses,
(v) any other non-cash charges, including any (x) losses related to minority ownership in certain investments that are accounted for under the equity method of accounting and (y) write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (x) the Company may determine not to add back such non-cash charge in the current period and (y) to the extent the Company does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),
(vi) one-time fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any asset sale, any issuance of equity interests or any issuance, incurrence or repayment of indebtedness and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed),
(vii) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i)(t) through (z) in the definition thereof),
(viii) any costs, charges, losses or expenses related to signing, retention, relocation, recruiting or completion bonuses or recruiting, stock options, employee benefit plans and other equity based compensation, stock subscription or shareholder agreements, severance and transition payments, closing and consolidation of facilities, facility start-ups, business optimization initiatives (including intellectual property restructurings), or any legal or regulatory action, settlement, judgment or ruling,
(ix) the amount of any restructuring charges or reserves, integration and facilities opening costs or other business optimization expenses (including cost and expenses relating to costs to implement (“CTI”) restructuring, business optimization programs and new systems design and implementation costs) or accruals or reserves, including any one-time costs incurred in connection with acquisitions after the Issue Date, project start-up costs and costs related to the closure and/or consolidation of facilities,
(x) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary,
(xi) the amount of “run rate” cost savings, operating expense reductions and synergies related to any Specified Transactions, restructurings or cost savings initiatives (including, without limitation, the CTI restructuring) projected by API in good faith to result from actions actually taken or expected to be taken during, or committed to be taken, no later than 12 months after the end of, such period (which “run rate” cost savings, operating expense reductions and synergies shall be calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions and synergies had been realized on the first day of the period for which EBITDA is being determined and realized during the entirety of such period, without duplication of any pro forma adjustment for any such subsequent period that would otherwise be permitted under this clause (xi) with respect to the same cost savings, operating expense reductions and synergies), net of the amount of actual benefits realized during such period from such actions; provided that such “run rate” cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (in the good faith determination of API) (it being understood that pro forma adjustments need not be prepared in compliance with Regulation S-X),
(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back,
(xiii) any net loss from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period,

(xiv) extraordinary losses and unusual or non-recurring charges (including any unusual or non-recurring operating expenses attributable to the implementation of cost-savings initiatives, severance, retention and relocation costs and curtailments and modifications to pension and post-retirement employee benefit plans),
(xv) losses on asset sales (other than asset sales made in the ordinary course of business), disposals and abandonments,
(xvi) foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities (both third party and intercompany) on the balance sheet of the Company and Restricted Subsidiaries, and
(xvii) costs and charges related to jurisdictions designated as highly inflationary economies and the impacts of the devaluations of their currency; minus
(b) the sum of (i) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents (A) the reversal of an accrual or reserve for potential cash item in any prior period or is expected to be a cash item in any future period, (B) foreign exchange gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities (both third party and intercompany) on the balance sheet of the Company and Restricted Subsidiaries or (C) gains related to minority ownership in certain investments that are accounted for under the equity method of accounting) and (ii) net income relating to disposed, abandoned, closed or discontinued operations; provided that, for purposes of the calculation of this definition, Consolidated Net Income shall not include clause (o)(ii) of the definition thereof.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” means any public or private sale of common stock or Preferred Stock of API (excluding Disqualified Stock), other than:
(a) public offerings with respect to API’s common stock registered on Form S-3, Form S-4 or Form S-8; and
(b) issuances to any Subsidiary of API.
“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Existing 2022 Notes” means the 7.875% senior secured notes due 2022 of AIO in an initial aggregate principal amount of $500,000,000 issued under the Existing 2022 Notes Indenture.
“Existing 2022 Notes Guarantee” means the guarantee by any Guarantor (as defined in the Existing 2022 Notes Indenture) of AIO’s Obligations under the Existing 2022 Notes Indenture and the Existing 2022 Notes.
“Existing 2022 Notes Collateral Documents” means the security agreements, pledge agreements, agency agreements, assignments, transfers, mortgages, charges, notices, instructions, the Intercreditor Agreement applicable to the Existing 2022 Notes Indenture, and other instruments and documents executed and delivered pursuant to the Existing 2022 Notes Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Existing 2022 Notes Collateral Agent for the benefit of the Existing 2022 Notes trustee and the holders of Existing 2022 Notes or notice of such pledge, assignment or grant is given.
“Existing 2022 Notes Indenture” means that certain Indenture dated as of August 15, 2016 by and among AIO, API, the Subsidiary Guarantors (as defined therein) and Deutsche Bank Trust Company Americas, as trustee and Collateral Agent, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced.
“Existing 2022 Notes Obligations” means Obligations in respect of the Existing 2022 Notes, the Existing 2022 Notes Guarantees, the Existing 2022 Notes Indenture and the Existing 2022 Notes Collateral Documents.
“Existing API Notes” means, collectively, the 4.60% senior unsecured notes due 2020, the 5.00% senior unsecured notes due 2023 and the 6.950% senior unsecured notes due 2043, in each case, of API issued under that certain Indenture dated as of February 27, 2008 between API and Deutsche Bank Trust Company Americas, as trustee.
“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.
“First Lien Intercreditor Agreement” means that certain first lien intercreditor agreement, dated as of August 15, 2016, by and among AIO, the other grantors party thereto, Citibank, N.A., as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined therein), and Deutsche Bank Trust Company Americas, as Authorized Representative for the Notes Secured Parties (as each such term is defined therein), as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“First Lien Obligations” means collectively (a) all Credit Facility Obligations, (b) the Existing 2022 Notes Obligations, (c) the Notes Obligations and (d) any other Permitted Pari Passu Secured Refinancing Debt permitted to be incurred pursuant to Section 4.09 hereof; provided that (i) the representative of such Indebtedness executes a joinder agreement to the First Lien Intercreditor Agreement and (ii) the Issuer has designated such Indebtedness as “Additional First Lien Obligations” thereunder.
“First Lien Secured Parties” means (a) the “Secured Parties” (or similar term), as defined in the AIC Credit Agreement, (b) the Holders of Notes, the Trustee and the Collateral Agent, (c) the holders of the Existing 2022 Notes, the Existing 2022 Notes trustee and the Existing 2022 Notes Collateral Agent, (d) the Common Security Agent and (e) any other holders of any other Series of additional First Lien Obligations and any Authorized Representative thereof.
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.  In the event that API, the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
For purposes of making the computation referred to above, any Specified Transaction that has been made by API, the Issuer or any of their Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into API, the Issuer or any of their Restricted Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and may include, for the avoidance of doubt, cost savings and synergies resulting from or related to any such Specified Transaction which is being given pro forma effect that have been or are expected to be realized and for which the actions necessary to realize such cost savings and synergies are taken or expected to be taken no later than 18 months after the date of any such Specified Transaction (in each case as though such cost savings and synergies had been realized on the first day of the applicable period).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:
(a) Consolidated Interest Expense (excluding, however, to the extent included in the calculation of Consolidated Interest Expense, expenses incurred in connection with any premiums, consent fees, make-whole payments or other similar payments made to the holders of any Existing API Notes or Existing 2022 Notes or any other Indebtedness for borrowed money) of such Person for such period and interest expense paid by such Person in respect of Indebtedness guaranteed by such Person (to the extent not constituting Consolidated Interest Expense);
(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and
(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.
 “GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Issue Date.
“Global Note Legend” means the legend set forth in Section 2.06(f)(i) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A attached hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.
“Government Securities” means securities that are:
(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.
“Guarantor” means API and each Restricted Subsidiary of API or the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Indenture.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.
“Holder” means the Person in whose name a Note is registered on the Registrar’s books.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Indebtedness” means, with respect to any Person at any date, without duplication:

(a) all obligations of such Person for borrowed money,
(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business,
(d) all obligations of such Person as lessee under Capital Leases,
(e) all contingent or non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid or payable (currently or in the future, on a contingent or non-contingent basis) under a letter of credit, bankers’ acceptance or similar instrument, other than contingent obligations relating to letters of credit issued to support trade payables,
(f) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person,
(g) Disqualified Stock in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Stock or Indebtedness into which such Disqualified Stock are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Stock, and
(h) all Indebtedness of others guaranteed by such Person,
in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit (excluding commercial letters of credit), Hedging Obligations and guarantees) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, however, that (i) Indebtedness shall not include (x) any obligations incurred in connection with the funding of a trust established under Section 501(c)(9) of the Code and (y) obligations permitted to be incurred pursuant to Section 4.09(b)(x) hereof, (ii) for purposes of calculating the AIO Leverage Ratio, the API Leverage Ratio and the AIO First Lien Leverage Ratio only, Indebtedness shall not include undrawn amounts in respect of letters of credit or similar instruments, Hedging Obligations, Indebtedness under Permitted Intercompany Factoring Arrangements and Disqualified Stock and (iii) for the avoidance of doubt, Indebtedness shall not include the Series C Preferred Stock and/or the Series D Preferred Stock of API described in the definition of “Scheduled 2023 Preferred Dividend”.
“Indenture” means this Senior Secured Notes Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.
“Intercreditor Agreements” means the First Lien Intercreditor Agreement, together with the Second Lien Intercreditor Agreement, each as defined elsewhere in this Indenture.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” means the $400.0 million aggregate principal amount of Notes issued under this Indenture on the date hereof.
“Initial Purchasers” means Goldman Sachs & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Barclays Capital Inc. and Credit Suisse Securities (USA) LLC.
“Interest Payment Date” means February 15 and August 15 of each year to stated maturity.
“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
“Investment Grade Securities” means:
(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
(b) debt securities or debt instruments with an Investment Grade rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;
(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and
(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of API in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:
(a) “Investments” shall include the portion (proportionate to API’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of API or the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, API shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
(i) API’s “Investment” in such Subsidiary at the time of such redesignation; less
(ii) the portion (proportionate to API’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by API or a Restricted Subsidiary in respect of such Investment.
“Issue Date” means the date of original issuance of the Notes under this Indenture.
“Issuer” has the meaning assigned to it in the preamble to this Indenture.
“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the president, any vice president, the treasurer, the assistant treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee.
“Junior Lien Obligor” means any Subsidiary of API that is neither an obligor or a Subsidiary of AIO or is otherwise approved by the Common Security Agent.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First-Lien Obligations (as defined in the First Lien Intercreditor Agreement) that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations with respect to such Shared Collateral.
“Material Real Property” shall mean any real property owned by the Issuer or any Subsidiary Guarantor with a Fair Market Value in excess of $10,000,000, other than any real property located in the State of New York.
“MIH” means MI Holdings, Inc., a Missouri corporation.
“MIH Merger” means the merger or consolidation of MIH with and into AIO, with AIO as the continuing or surviving Person thereof.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgages” shall mean, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Issuer and the Subsidiary Guarantors in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties, in form and substance substantially consistent with the deeds of trust, trust deeds, hypothecs and mortgages delivered to the administrative agent under the AIC Credit Agreement or any other Credit Facility, and any other mortgages executed and delivered pursuant to clause (ii) of Section 4.21 hereof.
“Natura Founding Shareholders” means Lisis Participações S.A., Utopia Participações S.A., Passos Participações S.A., Antonio Luiz da Cunha Seabra, Guilherme Peirão Leal, Pedro Luiz Barreiros Passos, FIA Veredas Fundo de Investimento de Ações – Investimento no Exterior, Norma Regina Pinotti, Vinicius Pinotti, Fabricius Pinotti, Maria Heli Dalla Colletta de Mattos, Gustavo Dalla Colletta de Mattos, Fabio Dalla Colletta de Mattos, Lucia Helena Rios Seabra, Felipe Pedroso Leal, Ricardo Pedroso Leal and/or any immediate family members and any Person, directly or indirectly, controlled by any of them.
“Net Proceeds” means the aggregate cash proceeds received by API, the Issuer or any of their Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (i) of Section 4.10(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by API, the Issuer or any of their Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by API, the Issuer or any of their Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Non-U.S. Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Non-U.S. Subsidiary.
“Notes” has the meaning assigned to it in the preamble to this Indenture.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Notes Obligations” means Obligations in respect of the Notes, the Guarantees, this Indenture and the Collateral Documents.
“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable U.S. state, federal or non-U.S. law), premium, penalties, fees, expenses, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the confidential offering memorandum, dated June 25, 2019, relating to the sale of the Initial Notes.
“Officer” means the any director, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Assistant Treasurer or the Secretary of the Issuer or the Company.
“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, that meets the requirements set forth in this Indenture.
“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee.  The counsel may be an employee of or counsel to the Issuer.
“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).
“Participating Member State” means each state so described in any EMU Legislation.
“Permitted Holders” means (a) Natura Holding S.A. (or any successor entity thereto), (b) the Natura Founding Shareholders and (c) any Affiliates of the Persons described in the foregoing clauses.
“Permitted Intercompany Factoring Arrangement” means sale of receivables by Non-U.S. Subsidiaries of the Company that are Restricted Subsidiaries to financial institutions (each, an “Intermediary Bank”) at a discount, so long as (a) such Restricted Subsidiary promptly repatriates the net cash proceeds of such sale (by way of distribution, repayment of intercompany loan or otherwise) to the Issuer or a Guarantor, (b) the Issuer or a Guarantor promptly repurchases such receivables from the applicable Intermediary Bank subject to the same discount (but with a deduction for a de minimis balance sheet chargeback in favor of such financial institution), and (c) the receivables so repurchased are thereafter pledged as Collateral.
“Permitted Investments” means:
(a) any Investment in the Company or any of its Restricted Subsidiaries; provided that Investments of intellectual property-related assets constituting Collateral from the Issuer or a Guarantor to a Person that is not the Issuer or a Guarantor shall only be permitted pursuant to this clause (a) if (i) the Issuer or a Guarantor receives an intercompany note in an amount equal to the Fair Market Value (as determined in good faith by the Issuer) of the Investment; provided that the intercompany note is pledged as Collateral to the Collateral Agent (or the Common Security Agent, as applicable) on behalf of the holders of First Lien Obligations or (ii) with respect to Brazilian intellectual property-related assets constituting Collateral, in lieu of satisfying the requirements set forth in the preceding clause (i), the recipient of such Investment is a Subsidiary directly owned by the Issuer or a Guarantor and such recipient’s Capital Stock has been or will be pledged as Collateral to the Collateral Agent (or the Common Security Agent, as applicable) on behalf of the holders of First Lien Obligations, subject to the terms of the Collateral Documents;
(b) any Investment in Cash Equivalents or Investment Grade Securities;
(c) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary of the Company; or
(ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
(d) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;
(e) any Investment existing on the Issue Date or made pursuant to legally binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment or binding commitment may be increased:
(i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date, or
(ii) as otherwise permitted under this Indenture;
(f) any Investment in the Company or any of its Restricted Subsidiaries with the Equity Interests of any of API’s Subsidiaries;
(g) any Investment acquired by the Company or any of its Restricted Subsidiaries:
(i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or
(ii) in satisfaction of judgments against other Persons; or
(iii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(h) Investments held by a Restricted Subsidiary acquired after the Issue Date or of a Person merged into API or the Issuer or merged or consolidated with a Restricted Subsidiary under after the Issue Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of clause (g) above to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(i) Hedging Obligations permitted under clause (ix) of Section 4.09(b) hereof;
(j) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(iv)(C) hereof;
(k) guarantees of Indebtedness permitted under Section 4.09 hereof, performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12 hereof;
(l) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clause (ii) of such Section);
(m) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(n) Investments in joint ventures and Unrestricted Subsidiaries, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding, not to exceed the greater of (i) $100.0 million and (ii) 3.0% of Total Assets (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(o) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;
(p) loans and advances to employees, directors and officers of API or any Restricted Subsidiary (i) for reasonable and customary business-related travel expenses, entertainment, relocation and similar ordinary business expenses, in each case incurred in the ordinary course of business or consistent with past practices and (ii) for any other purpose, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;
(q) advances, loans or extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business by API, the Issuer or any Restricted Subsidiaries, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to supplier in the ordinary course of business;
(r) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;
(s) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;
(t) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;
(u) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
(v) repurchases of the Notes or the Existing 2022 Notes;
(w) additional Investments, taken together with all other Permitted Investments made pursuant to this clause (w) that are at the time outstanding, not to exceed $150.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(x) Investments made by a non-Guarantor Restricted Subsidiary to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary by API, the Issuer or a Guarantor permitted under this covenant;
(y) [reserved];
(z) guarantees of Indebtedness permitted by this Indenture and the Existing 2022 Notes Indenture;
(aa) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;
(bb) Investments by API or any of its Restricted Subsidiaries of assets constituting underutilized manufacturing and/or distribution facilities and/or research and development assets and operations (in each case as determined in good faith by API) into joint ventures with a Fair Market Value not to exceed in the aggregate the greater of (x) $150,000,000 and (y) 30% of EBITDA for the then most recently ended Test Period (on a pro forma basis at the time of the making of such investment); and

(cc) Investments made in connection with a Permitted Tax Restructuring.
“Permitted Junior Secured Refinancing Debt” means any Indebtedness of API, the Issuer and the Guarantors issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire, defease or otherwise refinance, in whole or part, any Existing API Notes or any then-existing Permitted Junior Secured Refinancing Debt; provided that:
(a) such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Existing API Notes or other Indebtedness so refinanced plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with such refinancing,
(b) such Indebtedness is (i) if secured, secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the obligations under the First Lien Obligations (but without regard to control of remedies), (ii) not secured by any property or assets of API or any of its Restricted Subsidiaries other than the Collateral, (iii) not guaranteed by any person other than API, the Issuer and the Guarantors, and (iv) after the refinancing in full of the Existing 2022 Notes, if secured, incurred by a primary issuer or borrower that is a Junior Lien Obligor,
(c) the security agreements and guarantees relating to such Indebtedness have terms not more favorable in any material respect to the respective creditors than the terms of the Collateral Documents (with such differences as are appropriate to reflect the nature of such Permitted Junior Secured Refinancing Debt),
(d) if such Indebtedness is secured, a representative acting on behalf of the holders of such Indebtedness shall have become party to, or otherwise be subject to the provisions of, the Second Lien Intercreditor Agreement and
(e) such Indebtedness shall have (i) a final scheduled maturity date no earlier than the then-final scheduled maturity date of the Indebtedness to be so refinanced (other than with respect to any such Indebtedness consisting of a customary bridge facility, so long as the indebtedness outstanding under any such bridge facility is to be converted or exchanged for long-term debt that has a final scheduled maturity date no earlier than the then-final scheduled maturity date of the Indebtedness being refinanced and any such conversion or exchange is subject only to customary conditions) and (ii) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness to be refinanced (or, if structured as a term loan, market-based scheduled amortization).
“Permitted Liens” means, with respect to any Person:
(a) (i) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance, other social security legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carries providing property, casualty or liability insurance to API, the Issuer or any Restricted Subsidiary;
(b) pledges or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs, performance or appeal bonds and other obligations of like nature (including those to secure health, safety and environmental obligations) to which such Person is a party, incurred in the ordinary course of business;
(c) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’, repairmen’s, construction contractor’s or the like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case for sums not yet overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(d) Liens arising out of judgments or awards against such Person not constituting an Event of Default;
(e) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than the applicable grace period related thereto or which are being contested in good faith by appropriate proceedings;
(f) survey exceptions, covenants, conditions, encroachments, encumbrances, easements or reservations of, or rights of others for, licenses, building codes, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which do not materially adversely affect the ordinary conduct of the business of such Person;
(g) Liens securing obligations in respect of Indebtedness permitted to be incurred pursuant to Section 4.09(b)(iv) hereof; provided that (i) Liens securing Indebtedness, Disqualified Stock or Preferred Stock to be incurred extend only to the assets so acquired, constructed, repaired, replaced, leased or improved (except for additions and accessions to such assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness), (ii) such Liens attach concurrently with or within 270 days after completion of the acquisition, construction, repair, replacement, lease or improvement (as applicable) of the property subject to such Liens, and (iii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits;

(h) Liens existing on the Issue Date (excluding Liens securing Credit Facilities and the Notes);
(i) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;
(j) Liens on property or other assets at the time API, the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that (i) the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries and (ii) the indebtedness secured thereby is permitted under clauses (iv) through (xxi) of Section 4.09(b) hereof;
(k) Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;
(l) Liens securing (i) Hedging Obligations and (ii) obligations in respect of Cash Management Services Agreements;
(m) Liens on property of any non-Guarantor Restricted Subsidiary, which Liens secure Indebtedness of any non-Guarantor Restricted Subsidiary permitted under Section 4.09 hereof;
(n) Liens securing the Notes Obligations with respect to the Notes issued on the Issue Date;
(o) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;
(p) Liens arising by operation of law in the United States under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of good or buyer of goods;
(q) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;
(r) other Liens on assets of API and its Restricted Subsidiaries and not constituting Collateral securing Indebtedness or other obligations of API or such Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $100.0 million and (y) 20% of EBITDA for the then most recently ended Test Period, on a pro forma basis, in each case determined as of the date of incurrence;
(s) Liens (i) in favor of API, the Issuer or any Guarantor, and (ii) in favor of a non-Guarantor Restricted Subsidiary on assets of a non-Guarantor Restricted Subsidiary securing Indebtedness permitted under Section 4.09 hereof;
(t) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(u) (i) zoning, building, entitlement and other land use regulations by governmental authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of API, the Issuer or the Guarantors, taken as a whole;
(v) Liens securing Indebtedness of a Restricted Subsidiary that is a Non-U.S. Subsidiary that is deemed to exist pursuant to Permitted Intercompany Factoring Arrangements;
(w) deposits made in the ordinary course of business to secure liability to insurance carriers;
(x) Liens securing judgments for the payment of money not constituting an Event of Default under clause (e) of Section 6.01 hereof;
(y) Liens to secure any modification, refinancing, restructuring, extension, renewal or replacement (or successive modification, refinancing, restructuring, extension, renewal or replacement) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (g), (h), (i) and (j); provided that (a) such new Lien does not extend to any additional property and shall be limited to all or part of the same property that secured the original Lien (plus after-acquired property that is affixed or incorporated into such property) and proceeds and products thereof, and (b) the modification, refinancing, restructuring, extension, renewal or replacement of the obligations secured or benefited by such Liens is permitted under Section 4.09 hereof;
(z) in the case of any non-wholly-owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
(aa) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(bb) Liens securing any Indebtedness permitted under Sections 4.09(b)(i) and 4.09(b)(xxv) hereof;
(cc) Liens (a) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes, and (c) in favor of banking or other financial institutions arising as a matter of law encumbering deposits maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;
(dd) Liens that are customary contractual rights of set-off (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of API, the Issuer or any Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of API, the Issuer and any Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of API, the Issuer or any Restricted Subsidiaries in the ordinary course of business;
(ee) Liens on property incurred pursuant to any Sale and Lease-Back Transactions and general intangibles related thereto permitted under this Indenture;
(ff)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by API, the Issuer or any Restricted Subsidiary in the ordinary course of business;
(gg) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(hh) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(ii) during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the Notes), and Indebtedness represented by Sale and Lease-Back Transactions in an amount not to exceed 15.0% of Total Assets at any one time outstanding;
(jj) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(kk) Liens solely on any cash earnest money deposits made by API, the Issuer or any Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(ll) ground leases in respect of real property on which facilities owned or leased by API, the Issuer or any of API’s Subsidiaries are located;
(mm) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(nn) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;
(oo) Liens on the assets of non-guarantor Subsidiaries securing Indebtedness of API, the Issuer or the Restricted Subsidiaries that are permitted by the terms of this Indenture to be incurred;
(pp) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;
(qq) Liens consisting of an agreement to dispose of any property in an Asset Sale permitted under Section 4.10 hereof, in each case, solely to the extent such Asset Sale would have been permitted on the date of the creation of such Lien; and
(rr) deposits of cash with the owner or lessor of premises leased and operated by API, the Issuer or any of API’s Subsidiaries to secure the performance of API’s, the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Permitted Pari Passu Secured Refinancing Debt” means any Indebtedness of API, the Issuer or the Guarantors issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire, defease or otherwise refinance, in whole or part, any Existing API Notes, the Existing 2022 Notes or any then-existing Permitted Pari Passu Secured Refinancing Debt; provided that (a) such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Existing API Notes or other Indebtedness so refinanced plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with such refinancing, (b) such Indebtedness is (i) if secured, secured by the Collateral on a pari passu basis with the obligations under the AIC Credit Agreement (but without regard to control of remedies), (ii) not secured by any property or assets of API, AIO, the Issuer or any Restricted Subsidiary other than the Collateral and (iii) not guaranteed by any person other than API, the Issuer and the Guarantors, (c) the security agreements and guarantees relating to such Indebtedness have terms not more favorable to the respective creditors than the terms of the Collateral Documents (with such differences as are appropriate to reflect the nature of such Permitted Pari Passu Secured Refinancing Debt) and (d) if such Indebtedness is secured, a representative acting on behalf of the holders of such Indebtedness shall have become party to, or otherwise be subject to the provisions of, the First Lien Intercreditor Agreement.

“Permitted Tax Restructuring” means any reorganizations and other activities and transactions related to tax planning and tax reorganization (as determined by API in good faith) entered into on or after the Issue Date, so long as such reorganizations, other activities and transactions, in the good faith judgment of API, do not materially impair the Collateral Documents or the security interests of the Holders in the aggregate and are otherwise not materially adverse to the Holders.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.
“Record Date” for the interest payable on any applicable Interest Payment Date means the February 1 and August 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.
“Refinancing Indebtedness” means (a) Indebtedness incurred by API, the Issuer or any Restricted Subsidiary, (b) Disqualified Stock issued by API, the Issuer or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease any Indebtedness (other than the Existing API Notes unless the new Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by API), Disqualified Stock or Preferred Stock, so long as such Indebtedness, Disqualified Stock or Preferred Stock was existing and outstanding on the Issue Date or is incurred or issued after the Issue Date in compliance with this Indenture and so long as:
(a) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, the amount of Preferred Stock or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so modified, refinanced, refunded, renewed, extended or defeased, plus the amount of any tender premium or premium required to be paid under the terms of the instrument governing the Indebtedness, Preferred Stock or Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased, defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock;
(b) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;
(c) such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness, Preferred Stock or Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased;
(d) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and
(e) Refinancing Indebtedness shall not include:
(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor (other than the Issuer) that refinances Indebtedness or Disqualified Stock of the Issuer;
(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of AIO that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor;
(iii) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
(iv) Indebtedness, Disqualified Stock or Preferred Stock of AIO or any of its Restricted Subsidiaries that refinances Indebtedness, Disqualified Stock or Preferred Stock of API; or
(v) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer that is guaranteed by any Person that does not guarantee the Indebtedness, Disqualified Stock or Preferred Stock being so extended, replaced, refunded, refinanced, renewed or defeased.
“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.
“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A attached hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(f)(iii) hereof.
“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.
“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including the Issuer and any Non-U.S. Subsidiary) that is not then an Unrestricted Subsidiary; provided that (a) upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary” and (b) if GAAP (for purposes of determining compliance with any covenant) does not permit the continued consolidation of the operations of any Restricted Subsidiary with the operations of the Company and its other consolidated Restricted Subsidiaries (e.g., because the accounting criteria of “control” is not met for such Restricted Subsidiary), then the assets, liabilities, income, cash flows and results of operations of such Restricted Subsidiary shall not be included in the calculation of compliance with the covenants (or the component definitions used therein).
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means S&P Global Ratings or any successor thereto.
“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.
“Scheduled 2023 Preferred Dividend” means Restricted Payments in respect of the series C Preferred Stock and Series D Preferred Stock of API due and payable in cash by API on or about March 1, 2023 in an aggregate amount not to exceed $181,000,000 in accordance with the certificate of designations therefor as in effect on February 12, 2019 (as such amount may be reduced in connection with any conversion of the Series C Preferred Stock into Preferred Stock of API consisting of common stock as contemplated thereby).
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Indebtedness” means any Indebtedness of AIO, the Issuer or any of its Restricted Subsidiaries secured by a Lien.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Senior Indebtedness” means:
(a) all Indebtedness of API, the Issuer or any Guarantor outstanding under the AIC Credit Agreement the Notes and related Guarantees or the Existing 2022 Notes and the related Existing 2022 Notes Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of API, the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of API, the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(b) all (i) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Cash Management Services Agreements (and guarantees thereof) owing to a Lender (as defined in the AIC Credit Agreement) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations and obligations in respect of Cash Management Services Agreements, as the case may be, are permitted to be incurred under the terms of this Indenture;
(c) any other Indebtedness of API, the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and
(d) all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c);
provided that Senior Indebtedness shall not include:
(i) any obligation of such Person to API or any of its Subsidiaries;
(ii) any liability for federal, state, local or other taxes owed or owing by such Person;
(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business;
(iv) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or
(v) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.
“Series” means:
(a) with respect to the First Lien Secured Parties, each of (i) the “Secured Parties” (or similar term), as defined in the AIC Credit Agreement (in their capacities as such), (ii) the Holders and the Trustee (each in their capacity as such) and (iii) each other group of additional First Lien Secured Parties that become subject to the Intercreditor Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such additional First Lien Secured Parties); and
(b) with respect to any First Lien Obligations, each of (i) the Credit Facility Obligations, (ii) the Notes Obligations, (iii) the Existing 2022 Notes Obligations and (iv) the additional First Lien Obligations incurred pursuant to any applicable common agreement, which pursuant to any joinder agreement (or equivalent agreement), are to be represented under the Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such other additional First Lien Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time.  If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.
“Significant Subsidiary” means any Restricted Subsidiary of the Company which at the time of determination either (a) had assets which, based on the consolidated balance sheet of the Company for the fiscal quarter most recently ended for which internal financial statements are available, constituted at least 10% of the Company’s total assets on a consolidated basis as of such date or (b) had revenues for the 12-month period which, based on the consolidated income statements of the Company for the fiscal quarter most recently ended for which internal financial statements are available, constituted at least 10% of the Company’s total revenues on a consolidated basis for such period, in each case, on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Company and the Restricted Subsidiaries subsequent to such date and on or prior to the date of determination.
“Similar Business” means (a) any business engaged in by API or any of its Restricted Subsidiaries on the Issue Date, and (b) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which API and its Restricted Subsidiaries are engaged on the Issue Date.
“Specified Transaction” means (v) any designation of operations or assets of API, the Issuer or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (w) any Investment that results in a Person becoming a Restricted Subsidiary, (x) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Indenture, (y) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person or (z) any Asset Sale (i) that results in a Restricted Subsidiary ceasing to be a Subsidiary of API or (ii) of a business, business unit, line of business or division of API, the Issuer or a Restricted Subsidiary, in each case whether by merger, consolidation or otherwise.
“Subordinated Indebtedness” means, with respect to the Notes,
(a) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(b) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.
“Subsidiary” means, with respect to any Person:
(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and
(b) any partnership, joint venture, limited liability company or similar entity of which
(i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary Guarantor” means each Restricted Subsidiary of API or the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Indenture.
“Supplemental Indenture” means a supplemental indenture to this Indenture, substantially in the form of Exhibit D hereto.
“Test Period” in effect at any time means the Company’s most recently ended four fiscal quarters for which internal financial statements are available.
“Total Assets” means the total assets of API and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of API.
“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 15, 2019; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).
“Trustee” means Deutsche Bank Trust Company Americas, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.
“Unrestricted Subsidiary” means:
(a) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and
(b) any Subsidiary of an Unrestricted Subsidiary.
The Company may designate any of its Subsidiaries (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any of its Subsidiaries (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:
(a) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;
(b) such designation complies with Section 4.07 hereof; and
(c) each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any

Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.
The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:  (1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test or (2) the Fixed Charge Coverage Ratio for API would be equal to or greater than such ratio for API immediately prior to such designation, in each case, on a pro forma basis taking into account such designation.
Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“U.S. Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by
(b) the sum of all such payments;
provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.
“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares of Capital Stock of Non-U.S. Subsidiaries issued to non-U.S. nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02  Other Definitions.
Term	Defined in Section
“Acceptable Commitment”	4.10
“Additional Amounts”	14.19
“Affiliate Transaction”	4.11
“Applicable Premium Deficit”	8.04
“Asset Date of Determination”	4.16
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.17
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Charge Coverage Test”	4.07
“incur” and “incurrence”	4.09
“Legal Defeasance”	8.02
“Minimum AIO Asset Level”	4.16
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Payor”	2.03
“Purchase Date”	3.09
“Redemption Date”	3.01
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	14.19
“Restricted Payments”	4.07
“Reversion Date”	4.17
“Second Lien Intercreditor Agreement”	10.01
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.17
“Suspension Date”	4.17
“Suspension Period”	4.17
“Treasury Capital Stock”	4.07

SECTION 1.03 I Incorporation by Reference of Trust Indenture Act.  Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.
The following Trust Indenture Act terms used in this Indenture have the following meanings:
“indenture securities” means the Notes and the Guarantees;
“indenture security Holder” means a Holder of a Note;
“indenture to be qualified” means this Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.
SECTION 1.04  Rules of Construction.  Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; provided that if GAAP (for purposes of determining compliance with any covenant in this Indenture) does not permit the continued consolidation of the operations of any Restricted Subsidiary with the operations of the Company and its other consolidated Restricted Subsidiaries (e.g., because the accounting criteria of “control” is not met for such Restricted Subsidiary), then the assets, liabilities, income, cash flows and results of operations of such Restricted Subsidiary shall not be included in the calculation of compliance with the covenants (or the component definitions used therein);

(c) “or” is not exclusive;
(d) the words “including,” “includes” and similar words shall be deemed to be followed by without limitation;
(e) words in the singular include the plural, and in the plural include the singular;
(f) “will” shall be interpreted to express a command;
(g) provisions apply to successive events and transactions;
(h) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;
(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and
(k) words used herein implying any gender shall apply to both genders.
SECTION 1.05  Acts of Holders.
(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer.  Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.
(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
(c) The ownership of Notes shall be proved by the Note Register.
(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.
(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.  Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.
(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.  Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.
(g) Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person, that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.
(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders.  If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.  No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.
ARTICLE II
THE NOTES
SECTION 2.01  Form and Dating; Terms.
(a) General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be issued initially in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
(b) Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note”

attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
(c) Temporary Global Notes.  Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.
Following (i) the termination of the applicable Restricted Period and (ii) the receipt by the Trustee of (A) a certification or other evidence in a form reasonably acceptable to the Issuer of non-United States beneficial ownership of 100% of the aggregate principal amount of each Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof) and (B) an Officer’s Certificate from the Issuer, the Trustee shall remove the Regulation S Temporary Global Note Legend from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.
The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
(d) Terms.  The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof.  The Notes shall not be redeemable, other than as provided in Article III hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that (i) the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 and 4.12 hereof and (ii) if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes shall have a separate CUSIP or ISIN number.  Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.
(e) Euroclear and Clearstream Applicable Procedures.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream and this Indenture shall not govern such transfers.
SECTION 2.02  Execution and Authentication.  At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual or facsimile signature.
If an Officer of the Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.
A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.
On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order.  In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.  In authenticating such Additional Notes, the Trustee shall receive, and shall be fully protected in relying upon:
(a) a copy of the resolution or resolutions of the Board of Directors authorizing the issuance of such Additional Notes, certified by the Secretary or an Assistant Secretary of the Company.
(b) an executed supplemental indenture, if any:
(c) an Officer’s Certificate delivered in accordance with Section 14.04: and

(d) an Opinion of Counsel which shall state that such Additional Notes, when authenticated and delivered by the Trustee and issued by the Issuer will constitute valid and legally valid obligations of the Issuer, enforceable in accordance with their terms, subject to customary limitations and qualifications by counsel.
The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.
SECTION 2.03  Registrar and Paying Agent.  The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange.  The registered Holder of a Note will be treated as the owner of the Note for all purposes.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agents.  The Issuer initially appoints the Trustee as Paying Agent.  The Issuer may change any Paying Agent or Registrar without prior notice to any Holder.  The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall, to the extent that it is capable, act as such.  The Issuer or any of its domestic Subsidiaries may act as Paying Agent or Registrar.
The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes representing the Notes.
The Issuer initially appoints the Trustee to act as the Registrar for the Notes.
SECTION 2.04   Paying Agent to Hold Money in Trust.  The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money.  If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.
SECTION 2.05   Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuer shall otherwise comply with Section 312(a) of the Trust Indenture Act.
SECTION 2.06   Transfer and Exchange.
(a) Transfer and Exchange of Global Notes.  Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto.  A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (A) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 120 days or (B) upon the request of a Holder if there shall have occurred and be continuing an Event of Default with respect to the Notes.  Upon the occurrence of any of the events in clauses (A) or (B) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in (A) or (B) above and pursuant to Section 2.06(c) hereof.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.
(b) Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)     Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)     All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B).

(iii)     Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)     if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B)     if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)     Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)     if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)     Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (A) or (B) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)     if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)     if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904,

a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)     if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)     if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)     if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except transfers pursuant to clause (F) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)  Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes.  Notwithstanding Sections  2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B), except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and if the Registrar receives the following:

(A)     if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)     if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clauses (A) or (B) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant.  The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)  Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)     if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)     if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)     if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)     if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)     if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)     if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)     if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e) Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)      if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)     if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)     if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)     if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:
(i) Private Placement Legend.

(A)     Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS NOTE AND THE RELATED GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THIS NOTE NOR THE RELATED GUARANTEES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  THE HOLDER OF THIS NOTE AND THE RELATED GUARANTEES BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE AND THE RELATED GUARANTEES (OR ANY PREDECESSOR OF THIS NOTE AND THE RELATED GUARANTEES) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSE (C) PRIOR TO THE END OF THE DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (D) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL,

CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.
THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER ONLY AT THE DIRECTION AND IN THE ABSOLUTE DISCRETION OF THE ISSUER AFTER THE DISTRIBUTION COMPLIANCE PERIOD OR RESALE RESTRICTION TERMINATION DATE, AS APPLICABLE.

(B)     Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(H) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY

TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:
“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.  TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”
(g) Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(h) General Provisions Relating to Transfers and Exchanges.

(i)      To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)     No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer shall require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii)    The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day of such mailing or (B) to register the transfer of or to exchange a Note between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note.

(iv)     Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(v)      All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi)     Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)   Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 2.02 hereof.

(ix)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x)     The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions or transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07  Replacement Notes.  If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer or the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.
Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
SECTION 2.08   Outstanding Notes.  The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay

Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.
SECTION 2.09  Treasury Notes.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or a Guarantor or by any Affiliate of the Issuer or a Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.  Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.
SECTION 2.10   Temporary Notes.  Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.
Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.
SECTION 2.11   Cancellation.  The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act).  Certification of the cancellation of all surrendered Notes shall be delivered to the Issuer at the Issuer’s written request.  The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
SECTION 2.12   Defaulted Interest.  If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date.  The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12.  The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  The Trustee shall promptly notify the Issuer of any such special record date.  At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.
Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
SECTION 2.13   CUSIP/ISIN Numbers.  The Issuer in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.
               SECTION 2.14   Global Securities.  Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.
ARTICLE III
REDEMPTION
SECTION 3.01   Notices to Trustee.
If the Issuer elects to redeem the Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be delivered to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the date of redemption (the “Redemption Date”), (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.
SECTION 3.02   Selection of Notes to Be Redeemed.  If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method, all in accordance with the Applicable Procedures of the Depositary.  In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.
The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  No Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
SECTION 3.03   Notice of Redemption.  Subject to Section 3.09 hereof, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XIII hereof.  Notice of any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent.
The notice shall identify the Notes to be redeemed and shall state:
(a) the Redemption Date;
(b) the redemption price;

(c) if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;
(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and

(i) any condition to such redemption.
At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be delivered to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
If any Notes are listed on an exchange, and the rules of such exchange so require, the Issuer will notify the exchange of any such redemption and, if applicable, of the principal amount of any Notes outstanding following any partial redemption of Notes.
SECTION 3.04   Effect of Notice of Redemption.  The notice of redemption, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.  Subject to Section 3.05 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.
SECTION 3.05 DeDe  Deposit of Redemption Price.
(a) Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.
(b) If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06   Notes Redeemed in Part.  Upon surrender of a Definitive Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.  It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.
SECTION 3.07   Optional Redemption.
(a) At any time prior to August 15, 2019, the Issuer may, at its option and on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 hereof at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the Redemption Date plus (iii) accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(b) At any time prior to August 15, 2019, the Issuer may, at its option and on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes and Additional Notes issued under this Indenture at a redemption price equal to 106.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from one or more Equity Offerings; provided that (a) at least 65.0% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.
(c) Except pursuant to clause (a) or (b) of this Section 3.07, the Notes will not be redeemable at the Issuer’s option prior to August 15, 2019.
(d) On and after August 15, 2019, the Issuer may, at its option and on one or more occasions, redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:
Year	Percentage
2019	103.938%
2020	101.969%
2021 and thereafter	100.000%

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
SECTION 3.08   Mandatory Redemption.  The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.  However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under Sections 4.10 and 4.14 hereof.
SECTION 3.09   Offers to Repurchase by Application of Excess Proceeds.
(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.
(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the expiration of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.
(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer (if different than the Holder on such Record Date).
(d) Upon the commencement of an Asset Sale Offer, the Issuer shall deliver electronically or send, by first-class mail, postage prepaid, a notice to each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:
(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;
(ii) the Offer Amount, the purchase price and the Purchase Date;
(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v)     that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000;

(vi)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii)   that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in an amount not less than $2,000 are purchased); and

(ix)   that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.
(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased.  Any

Note not so accepted shall be promptly delivered by the Issuer to the Holder thereof.  The Issuer shall publicly announce the results of the Asset Sale Offer promptly after the Purchase Date.
(g) Prior to 11:00 a.m. (New York City time) on the Purchase Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that purchase date.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.
Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.
SECTION 3.10  Optional Redemption for Changes in Withholding Taxes.
The Issuer is entitled to redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice to the Holders, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event any Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts (but, in the case of a Guarantor, only if such amount could not be paid by the Issuer or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), in each case, as a result of:
(a) a change in, or an amendment to, the laws (including any regulations or rulings promulgated thereunder) or treaties of any Relevant Taxing Jurisdiction; or
(b) any change in, amendment to, or introduction of any official published position regarding the application, administration or interpretation of such laws (including any regulations or rulings promulgated thereunder and including the decision of any court, governmental agency or tribunal), which change, amendment or introduction is publicly announced or becomes effective on or after the date of the Indenture and the Payor cannot avoid such obligation by taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction), provided that such Payor will not be required to take any measures that would result in the imposition on it of any material legal or regulatory burden or the incurrence by it of any material additional costs, or would otherwise result in any material adverse consequences. The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor permitted under Section 5.01 is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Prior to the giving of any notice of redemption described in the preceding paragraph, the Issuer will deliver to the Trustee an Officer’s Certificate to the effect that the Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Issuer will also deliver to the Trustee an Opinion of Counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a change, amendment, or introduction described above. Absent manifest error, the Trustee will accept such opinion as sufficient evidence of the Payor’s obligations, to pay such Additional Amounts, and it will be conclusive and binding on the Holders.
ARTICLE IV

COVENANTS
SECTION 4.01    Payment of Notes.  The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
SECTION 4.02   Maintenance of Office or Agency.  The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.
SECTION 4.03   Reports and Other Information.
(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of the Notes (i) all quarterly and annual financial information that is substantially equivalent to that which would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (ii) all reports that are substantially equivalent to that which would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the timeframes required for non-accelerated filers.
(b) The Company shall make such information available to investors, potential investors and securities analysts by posting such information on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment (with a copy delivered to the Trustee). Delivery of the reports, information and documents in this Section is for informational purposes only and shall not constitute constructive notice to the Trustee of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such reports.
(c) Any such annual financial information required to be delivered pursuant to Section 4.03(a) hereof shall include (i) disclosure with respect to the total indebtedness incurred by the Issuer as of the end of such period and (ii) related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the Company’s consolidated financial statements if the Unrestricted Subsidiaries accounted for at least 10% of API’s Total Assets at the end of such fiscal year.
(d) In addition, to the extent not satisfied by Sections 4.03(a) to 4.03(c) hereof, API has agreed that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(e) API’s reporting obligations with respect to the requirements set forth in Sections 4.03(a) to 4.03(c) hereof will be satisfied in the event it timely files such reports with the SEC on EDGAR or otherwise makes such reports publically available on its website.
SECTION 4.04   Compliance Certificate.
(a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer,

principal financial officer, principal accounting officer, president, any vice president, treasurer or assistant treasurer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture during such fiscal year and is not in Default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).
(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than five Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.
SECTION 4.05   Taxes.
The Company shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.
SECTION 4.06   Stay, Extension and Usury Laws.  The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant (to the extent that they may lawfully do so) that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
SECTION 4.07   Limitation on Restricted Payments.
(a) The Company will not, and will not permit any Restricted Subsidiaries to, directly or indirectly:

(i)   declare or pay any dividend or make any payment or distribution on account of the Company’s or any of the Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation other than:
(A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(B)     dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, including in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise satisfy, acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any

(x) Subordinated Indebtedness, other than:

(A) Indebtedness permitted under Section 4.09(b)(vii) hereof; or

(B)     the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(y) Existing API Notes, other than:

(A) in exchange for Equity Interests (other than Disqualified Stock) of the Company; or

(B)     the purchase, repurchase or other acquisition of Existing API Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(iv) make any Restricted Investment,
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)     immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof (the “Fixed Charge Coverage Test”); and

(C)     such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by API and its Restricted Subsidiaries after August 15, 2016 (including Restricted Payments permitted by Section 4.07(b)(i) hereof), but excluding all other Restricted Payments permitted by Section 4.07(b) hereof, is less than the sum of (without duplication):

(1)     50.0% of the Consolidated Net Income of API for the period (taken as one accounting period) beginning July 1, 2016 to the end of API’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(2) 100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by API after August 15, 2016 from the issue or sale of:

(I)     (a) Equity Interests of API, including Treasury Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of Equity Interests to any future, present or former employees, directors, officers, managers or consultants (or their respective Immediate Family Members) of API or any of its Subsidiaries after August 15, 2016 to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(iii) hereof; and

(II) debt of the Issuer, in each case, that have been converted into or exchanged for such Equity Interests of the Company;
provided that this clause (a) shall not include the proceeds from (W) Refunding Capital Stock applied in accordance with Section 4.07(b)(iii) hereof, (X) Equity Interests or convertible debt securities of API sold to a Restricted Subsidiary, or (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock; plus
(3) 100.0% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the common equity capital of API following August 15, 2016 (other than by a Restricted Subsidiary); plus
(4) 100.0% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of:

(I)     the sale or other disposition (other than to API or a Restricted Subsidiary) of Restricted Investments made by API or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from API or its Restricted Subsidiaries (other than by API or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by API or its Restricted Subsidiaries, in each case after August 15, 2016; or

(II)     the sale (other than to API or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after August 15, 2016; plus

(5)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after August 15, 2016, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

(b) The foregoing provisions of Section 4.07(a) hereof will not prohibit:

(i)   the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(ii)   the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Existing API Notes pursuant to provisions similar to Sections 4.10 and 4.14 hereof; provided that the Issuer shall have made a

Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the applicable terms provided in this Indenture, and all Notes validly tendered by Holders in such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(iii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Indebtedness of API or any Restricted Subsidiary or any Equity Interests of API, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of API, in each case, other than any Disqualified Stock (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of API or to an employee stock ownership plan or any trust established by API or any of its Restricted Subsidiaries) of Refunding Capital Stock, and (c) if the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of API) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iv) [reserved];

(v)   the defeasance, redemption, repurchase, exchange or other acquisition or retirement of (x) Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness or Disqualified Stock that is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 4.09 hereof; or (y) Existing API Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or Disqualified Stock of the Company that is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 4.09 hereof;

(vi)  a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of API held by any future, present or former employee, director, officer, manager or consultant (or their respective Immediate Family Members or administrators, heirs, legatees or distributees of an Immediate Family Member), any of API’s Subsidiaries or any of its direct or indirect parent companies upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any management equity plan or stock option plan or any other management or employee or director benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by API in connection with any such repurchase, retirement or other acquisition), or any stock subscription or shareholder agreement with any employee, director, officer, manager or consultant of API or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made under this clause (vi) does not exceed $20.0 million in any calendar year following the Issue Date (with unused amounts in any calendar year being carried over to succeeding calendar years);

provided, further, that each of the amounts in any calendar year under this clause (vi) may be increased by an amount not to exceed:

(A)     the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of API to any future, present or former employees, directors, officers, managers or consultants (or their respective Immediate Family Members) of API or any of API’s Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (v) above; plus

(B) the cash proceeds of key man life insurance policies received by API or any Restricted Subsidiaries after the Issue Date;
and provided, further, that cancellation of Indebtedness owing to API from any future, present or former employees, directors, officers, managers or consultants (or their respective Immediate Family Members) or any Restricted Subsidiaries in connection with a repurchase of Equity Interests of API will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;
(vii) other Restricted Payments; provided that, as of the time of such Restricted Payment, the API Leverage Ratio (determined on a pro forma basis) is less than or equal to 2.75 to 1.00;
(viii) payment of cash in lieu of the issuance of fractional Equity Interests in connection with any dividend, split or combination thereof;

(ix)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of API or any Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(x) (a) payments or repurchases of Equity Interests made or expected to be made by API or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, manager or consultant (or their respective Immediate Family Members or administrators, heirs, legatees or distributees of an Immediate Family Member), (b) any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights and (c) any repurchase of Equity Interests deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such option;

(xi) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) at any one time outstanding not to exceed the greater of (a) $100.0 million and (b) 3.0% of Total Assets;

(xii)    the declaration and payment of dividends to holders of any class or series of Preferred Stock (other than Disqualified Stock) of the Company or any of its Restricted Subsidiaries in existence on the Issue Date at the rate and at the time provided for in the certificate of designation in existence on the Issue Date; provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the declaration of such dividends, after giving effect to such issuance or declaration on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(xiii)  Restricted Payments to pay for prepayments, redemptions, purchases, defeasances and other payments in respect of the Existing API Notes prior to their scheduled maturity; provided that, at the time of such prepayment, redemption, purchase, defeasance or other payment, the API Leverage Ratio (determined on a pro forma basis) is less than or equal to 3.50 to 1.00;

(xiv)  the refinancing of the Existing API Notes with the proceeds of, or in exchange for, any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt or any other Indebtedness otherwise permitted under Section 4.09 hereof;

(xv)    the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents); and

(xvi) Restricted Payments to pay for prepayments, redemptions, purchases, defeasances and other payments in respect of the Existing API Notes in an aggregate principal amount equal to the sum of the aggregate principal amount of the Notes issued on the Issue Date plus $250.0 million;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vii), (xi), (xii), (xiii) and (xiv) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.
(c) As of the Issue Date, all of API’s Subsidiaries other than Avon NA Holdings LLC and Avon NA IP LLC are Restricted Subsidiaries.  API and the Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the next to the last sentence of the definition of “Unrestricted Subsidiary.”  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by API, the Issuer and their Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investments.”  Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) hereof or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 4.08  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a) The Company and the Issuer will not, and will not permit any Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i)        (A) pay dividends or make any other distributions to API or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to API or any Restricted Subsidiary that is a Guarantor;
(ii) make loans or advances to API or any Restricted Subsidiary that is a Guarantor; or
(iii) sell, lease or transfer any of its properties or assets to API or any Restricted Subsidiary that is a Guarantor.
(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i)   contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the AIC Credit Agreement and the related documentation and Hedging Obligations and the related documentation;

(ii) this Indenture, the Existing 2022 Notes Indenture and the related documentation, the Collateral Documents, the Notes and the Guarantees thereof;

(iii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (iii) of Section 4.08(a) hereof on the property so acquired;

(iv) contractual encumbrances or restrictions binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual encumbrances or restriction were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(v) applicable law or any applicable rule, regulation or order;

(vi) any agreement or other instrument of a Person acquired by API or any Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into API or any Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any

Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(vii)   contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of API pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(viii)  Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is permitted under Section 4.09 hereof; provided that, in the good faith judgment of the Company, such incurrence will not materially impair the Issuer’s ability to make payments under the Notes when due;

(ix) Liens permitted under Section 4.12 hereof;
(x) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(xi) customary restrictions that arise in connection with any disposition permitted under Section 4.10 hereof and relate solely to the assets or Person subject to such disposition;
(xii) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(xiii)  customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(xiv)  restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which API or any Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of API or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of API or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;
(xvi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(xvii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xviii) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of this Section 4.08(b) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvii) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.09  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a) The Company will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume, guarantee or otherwise become liable (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Issuer and any Subsidiary Guarantor may incur Subordinated Indebtedness and API and the Restricted Subsidiaries (other than AIO and its Subsidiaries) may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for API’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.
(b) The provisions of Section 4.09(a) hereof shall not apply to:

(i)   the incurrence of Indebtedness under the Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in aggregate principal amount not to exceed $500.0 million;

(ii) the incurrence by the Issuer, and guarantees by any Guarantor, of Indebtedness represented by the Notes (excluding any Additional Notes);
(iii) Indebtedness of API and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (i) and (ii) above);

(iv) (a) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by API or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance the acquisition, construction, repair, replacement, lease or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount and (b) Indebtedness arising out of sale and leaseback transactions, in each case, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (iv), not to exceed the greater of (x) $100.0 million and (y) 3.0% of Total Assets (in each case, determined at the date of incurrence) at any time outstanding, so long as such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued at the date of such acquisition, construction, repair, replacement, lease or improvement or within 360 days thereafter;

(v) Indebtedness incurred by API or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of API or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(vii) (a) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii)(a); or (b) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness from a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii)(b);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to API, the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to API, the Issuer or any Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under this Indenture, exchange rate risk or commodity pricing risk;

(x) obligations provided by API, the Issuer or any of Restricted Subsidiaries in respect of self-insurance and obligations in respect of performance, bid, appeal, customs and surety bonds and performance and completion guarantees and similar obligations or in connection with judgments that do not result in an Event of Default, in each case, in the ordinary course of business;

(xi) Indebtedness or Disqualified Stock not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xi), does not at any one time outstanding exceed the greater of (x) $200.0 million and (y) 4.5% of Total Assets;

(xii) the incurrence by API or any Restricted Subsidiary of Refinancing Indebtedness of Indebtedness incurred under Section 4.09(a) and Sections 4.09(b)(ii), 4.09(b)(iii), 4.09(b)(iv), 4.09(b)(xiv), 4.09(b)(xvii) and 4.09(b)(xviii) hereof;

(xiii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within 10 Business Days of its incurrence;

(xiv) the incurrence of Indebtedness by the Issuer so long as (i) the AIO Leverage Ratio (determined on a pro forma basis) does not exceed 3:00 to 1:00 and (ii) such Indebtedness is not guaranteed by any Subsidiaries of API that are not Subsidiary Guarantors;

(xv) Indebtedness representing deferred compensation or similar obligations to employees of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(xvi) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations so long as the incurrence of such Indebtedness incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture; provided, however, that if the Indebtedness being guaranteed is contractually subordinated to or pari passu with the Notes or a Guarantee, then the guarantee incurred pursuant to this clause (xvi) shall be contractually subordinated or pari passu, as  applicable, to the same extent as the Indebtedness being guaranteed;

(xvii) (a) Subordinated Indebtedness of the Issuer and Indebtedness and Disqualified Stock of API and the Restricted Subsidiaries (other than AIO and its Restricted Subsidiaries) incurred or issued to finance an acquisition or (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by API, the Issuer or any Restricted Subsidiary or merged into API, the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition or merger, either (i) API would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or (ii) the Fixed Charge Coverage Ratio for API is equal to or greater than immediately prior to such acquisition or merger;

(xviii) Indebtedness of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary, other than Indebtedness incurred in contemplation of such Person becoming a Restricted Subsidiary and is non-recourse to API, the Issuer or any other Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary) and is either (a) unsecured or (b) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 4.12 hereof, and in each case Refinancing Indebtedness thereof;

(xix) Indebtedness consisting of obligations of API, the Issuer or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with a Permitted Investment;

(xx) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(xxi) the incurrence of Indebtedness of a Non-U.S. Subsidiary of API that is a Restricted Subsidiary in connection with a Permitted Intercompany Factoring Arrangement;

(xxii) cash management Obligations and Indebtedness in respect cash pooling arrangements, netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business (and any guarantees thereof);

(xxiii) [reserved];

(xxiv) Indebtedness consisting of promissory notes issued by Company or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company permitted by Section 4.07 hereof; provided that such Indebtedness shall be subordinated in right of payment to the Notes Obligations;

(xxv) (i) Permitted Pari Passu Secured Refinancing Debt; provided, that the AIO First Lien Leverage Ratio (determined on a pro forma basis) as of the last day of the most recently ended Test Period is less than or equal to 2.00 to 1.00 and (ii) Permitted Junior Secured Refinancing Debt in an aggregate principal amount not to exceed $700 million; and

(xxvi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxv) above.
(c) For purposes of determining compliance with this Section 4.09:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxvi) above or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, will classify or reclassify, at any time, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses in Section 4.09(b) hereof or under Section 4.09(a) hereof; provided that all Indebtedness outstanding under the AIC Credit Agreement on the Issue Date or any refinancing thereof that is secured by a Lien will, at all times, be treated as incurred on the Issue Date under Section 4.09(b)(i) hereof; and

(ii) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.
The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.  The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.
API and the Issuer will not, and will not permit any Guarantor to incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of API, the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of API, the Issuer or such Guarantor, as the case may be.
For purposes of this Indenture, (1) unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) secured Senior Indebtedness is not deemed to be subordinated or junior to any other secured Senior Indebtedness merely because it has a junior priority lien with respect to the same collateral.
SECTION 4.10   Asset Sales.
(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:
(i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and
(ii) at least 75.0% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash and Cash Equivalents; provided that the amount of:

(A)     any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or any Guarantor’s Guarantee of the Notes, that are assumed by the transferee of any such assets and for which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(B)     any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash

Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(C)     any cash or Cash Equivalents to be received in the future by the Company or such Restricted Subsidiary from such transferee from a contingent portion of the purchase price pursuant to the terms of the agreement governing such Asset Sale; and

(D)     any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.
(b) Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:
(i)	if the subject assets constitute Collateral:

(1)     to repay Indebtedness constituting First Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) provided that (x) to the extent that the terms of any First Lien Obligations other than Notes Obligations require that such First Lien Obligations are repaid with the Net Proceeds of Asset Sales prior to repayment of other Indebtedness, the Issuer and the Restricted Subsidiaries shall be entitled to repay such other First Lien Obligations prior to repaying the Notes Obligations; and (y) subject to the foregoing clause (x), if the Issuer shall so reduce First Lien Obligations, the Issuer will equally and ratably reduce Notes Obligations in any manner set forth in Section 4.10(b)(ii)(1)(iii) hereof to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any; or

(2)     to make an Investment in any one or more businesses, assets, or property or capital expenditures, in each case (i) used or useful in a Similar Business or (ii) that replace the properties and assets that are the subject of such Asset Sale; provided that the assets acquired are pledged as additional Collateral to the Collateral Agent (or the Common Security Agent, as applicable) on behalf of the holders of First Lien Obligations, and

(ii)	if the subject assets do not constitute Collateral:

(1)     to repay (i) secured Indebtedness (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (ii) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor or (iii) Notes Obligations as provided in Section 3.07 hereof, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in Section 4.10(c) hereof for an Asset Sale Offer); or

(2)     to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (i) used or useful in a Similar Business or (ii) that replace the properties and assets that are the subject of such Asset Sale;

provided that, in the case of clauses (i)(2) and (ii)(2) of Section 4.10(b) hereof, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”).  If any Acceptable Commitment is later cancelled or terminated after the initial 365 days from such Asset Sale for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.
(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture.  The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.  The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $50.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture.  If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered.  Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).
(d) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.
(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.
(f) The Issuer’s obligation to make an offer to repurchase the Notes pursuant to this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.
SECTION 4.11   Transactions with Affiliates.
(a) The Company will not, and will not permit any Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of API (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to API or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by API or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) API delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a resolution adopted by the majority of the board of directors or the audit committee of API approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 4.11(a)(i).
(b) The foregoing provisions will not apply to the following:
(i) transactions between or among API and/or any Restricted Subsidiaries;
(ii) Restricted Payments permitted by Section 4.07 hereof and Investments permitted by the definition of “Permitted Investments”;

(iii) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements provided for the benefit of, current or former employees, directors, officers, managers or consultants of API or the Issuer or any Restricted Subsidiaries;

(iv) transactions in which API, the Issuer or any Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to API, the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to API, the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by API, the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(v) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of API to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(vi) the existence of, or the performance by API, the Issuer or any Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by API, the Issuer or any Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of API to the Holders when taken as a whole as compared to the original agreement in effect on the Issue Date;

(vii) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to API, the Issuer and any Restricted Subsidiaries, in the

reasonable determination of API or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(viii) the issuance of Equity Interests (other than Disqualified Stock) of API;

(ix) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of API and any Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members) of the Company, the Issuer or any of API’s Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee or director benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by API in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Immediate Family Members) that are, in each case, approved by API in good faith;

(x) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto); and

(xi) any lease entered into between API, the Issuer or any Restricted Subsidiary, as lessee and any Affiliate of API, as lessor, which is approved by a majority of the disinterested members of the board of directors of API or by the audit committee thereof.

SECTION 4.12   Liens.  The Company and the Issuer will not, and will not permit any Subsidiary Guarantor to, create, incur or assume any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee, on any asset or property of API, the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom.
SECTION 4.13   Company Existence.  Subject to Article V hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided that the Company shall not be required to preserve the corporate, partnership or other existence of its Restricted Subsidiaries (other than the Issuer), if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.
SECTION 4.14  Offer to Repurchase Upon Change of Control.  (a)  If a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under Section 3.03 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.  Within 30 days following any Change of Control, the Issuer shall deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:
(i) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;
(ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);
(iii) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(iv) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(vii) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered.  The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(viii) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(ix) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.
(b) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law:
(i) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;
(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
(d) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(e) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.
(f) In the event that Holders of not less than 90% in aggregate principal amount of the then outstanding Notes accept a Change of Control Offer and the Issuer purchases all of the Notes held by such Holders, the Issuer shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date relating to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such Change of Control Payment Date at a redemption price equal to the Change of Control Payment, plus to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes redeemed, to, but excluding, the date of repurchase.
SECTION 4.15   Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.
The Company shall not permit any of its Subsidiaries to guarantee the payment of any Indebtedness under any Credit Facility or the Existing 2022 Notes Indenture, unless such Subsidiary within 45 days of the date of such guarantee, executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Subsidiary, provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
SECTION 4.16   Limitation on AIO Assets.
Subject to the provisions herein, at the end of each fiscal year, the Company will not permit the Adjusted AIO Total Assets to be less than 75% of the Adjusted API Total Assets (the “Minimum AIO Asset Level”); provided that (i) upon the Company’s determination (in its sole judgment) that the Minimum AIO Asset Level does not provide the Company sufficient flexibility to enter into a proposed new geographic market after the Issue Date, the Minimum AIO Asset Level shall be reduced to 70% of the Adjusted API Total Assets at all times after delivery of notice to the Trustee, (ii) the Minimum AIO Asset Level will be calculated at the time internal financial statements are available with respect to the applicable fiscal year (such date of calculation, the “Asset Date of Determination”) and (iii) if the Minimum AIO Asset Level requirement is not satisfied on the Asset Date of Determination, the Company will have 90 days from the Asset Date of Determination to satisfy such requirement by transferring, conveying or otherwise moving additional assets to AIO or its Restricted Subsidiaries (such transfer, conveyance or movement of assets will be given pro forma effect as if it occurred immediately prior to the end of the applicable fiscal year).
SECTION 4.17    Suspension of Covenants.
(a) During any period of time that (i) the Notes have an Investment Grade rating from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15, Section 4.16, Section 4.19, Section 4.20, Section 4.21 and Section 5.01(a)(iv) hereof shall not be applicable to the Notes (collectively, the “Suspended Covenants”).
(b) During any period that the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

(c) In the event that API and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade rating or downgrade the rating assigned to the Notes below an Investment Grade rating, then API and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.  The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.”  At the Company’s discretion, the Guarantees of the Guarantors and the Liens securing the Notes and the Obligations may be suspended during the Suspension Period.  The Company shall advise the Trustee in writing of any Suspension Date or Reversion Date. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.
Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by API or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period; (ii) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (iii) of Section 4.09(b) hereof; (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (v) of Section 4.11(b) here; and (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (i) through (iii) of Section 4.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (i) of Section 4.08(b) hereof.
SECTION 4.18   [Reserved].
SECTION 4.1    Impairment of Security Interest.
Subject to the First Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Collateral Documents or this Indenture.  The Issuer shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Documents (although neither the Collateral Agent nor the Trustee shall have any obligation to so request).  The Issuer shall, and shall cause each Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Documents, or at such other times and at such other places as the Collateral Agent or the Trustee may reasonably request (although neither the Collateral Agent nor the Trustee shall have any obligation to so request).
SECTION 4.20   Further Assurances.
The Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents in the Collateral (although neither the Collateral Agent nor the Trustee shall have any obligation to so request).  The Issuer shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents as the Collateral Agent shall reasonably request to evidence compliance with this Section 4.20.  The Collateral Agent shall not have any obligation to request the documents referred to in this Section 4.20.
SECTION 4.21   Covenant to Provide Mortgages.
If the Issuer or any Guarantor directly or indirectly acquires any Material Real Property after the Issue Date, within 120 days after the acquisition thereof, the Issuer or applicable Guarantor shall:
(i) furnish to the Collateral Agent a description of each such Material Real Property;
(ii) duly execute and deliver to the Collateral Agent a Mortgage with respect to each such Material Real Property;

(iii) take whatever action (including the recording of Mortgages and the filing of UCC financing statements) may be necessary to vest in the Collateral Agent valid Liens in such Material Real Property, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(iv) deliver to the Collateral Agent a signed copy of an opinion, addressed to the Collateral Agent and the other Secured Parties (as defined in the Collateral Agreements), of counsel for the Issuer, in respect of such Mortgage.

ARTICLE V
SUCCESSORS
SECTION 5.01   Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of any member of the European Union, England and Wales or the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under this Indenture;
(iii) immediately after such transaction, no Default exists;
(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,
(A) the Successor Company or API would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test hereof, or
(B) the Fixed Charge Coverage Ratio for API would be equal to or greater than the Fixed Charge Coverage Ratio for API immediately prior to such transaction; and

(v) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.

(b) The Successor Company will succeed to, and be substituted for, the Issuer under this Indenture.  Notwithstanding clauses (iii) and (iv) of Section 5.01(a) hereof,
(i) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(ii) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in England and Wales or the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(c) Subject to Section 12.06 hereof, no Guarantor will, and the Company will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into

(whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)     (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person being herein called the “Successor Person”);

(A)     the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(B) immediately after such transaction, no Default exists; and

(C)     the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.

(d) Subject to Section 12.06 hereof, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee.  Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor.
SECTION 5.02   Successor Person Substituted.  Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer or such Guarantor, as applicable, shall refer instead to the Successor Person and not to the Issuer or such Guarantor, as applicable), and may exercise every right and power of the Issuer or such Guarantor, as applicable, under this Indenture with the same effect as if such Successor Person had been named as the Issuer or a Guarantor, as applicable, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.
                               ARTICLE VI

DEFAULTS AND REMEDIES
SECTION 6.01   Events of Default.
An “Event of Default,” wherever used herein, means any one of the following events:
(a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;
(b) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(c) failure by API, the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25.0% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (a) or (b) of this Section 6.01) contained in this Indenture or the Notes;

(d) a default under any bond, debenture, note or other evidence of Indebtedness for money borrowed by API, AIO, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Company) would constitute a Significant Subsidiary), whether such Indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay the principal of Indebtedness having an aggregate principal amount outstanding of at least $75.0 million when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 60 days after there shall have been given, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in principal amount of the then outstanding Notes a written notice specifying such default and requiring the Issuer to cause such Indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder;

(e) failure by API, AIO, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Company) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $75.0 million (net of amounts covered by insurance policies issued by reputable and creditworthy insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(f) API, AIO, the Issuer or any Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;
(ii) consents to the entry of an order for relief against it in an involuntary case;
(iii) consents to the appointment of a custodian of it or for all or substantially all of its property;
(iv) makes a general assignment for the benefit of its creditors; or
(v) generally is not paying its debts as they become due;
(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against API, AIO, the Issuer or any Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary), in an involuntary case;

(ii) appoints a custodian of API, AIO, the Issuer or any Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary), or for all or substantially all of the property of API, AIO, the Issuer or any Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary); or

(iii) orders the liquidation of API, AIO, the Issuer or any Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) with respect to any Collateral having a Fair Market Value in excess of $75.0 million, individually or in the aggregate, (i) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of this Indenture, the Collateral Documents and the First Lien Intercreditor Agreement, except to the extent that any lack of perfection or priority results from any act or omission by the Collateral Agent or the Applicable Authorized Representative or the Common Security Agent, as applicable (so long as the act or omission does not result from the breach or non-compliance by API, the Issuer or any Subsidiary Guarantor with this Indenture or any Collateral Document), and such cessation continues for 60 days, (ii) any security interest created thereunder or under this Indenture is declared (in writing) invalid or unenforceable by a court of competent jurisdiction or (iii) API, the Issuer or any Subsidiary Guarantor asserts in writing, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; or

(i) the Guarantee of AIO or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Company) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any responsible officer of AIO or any other Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Company) would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

SECTION 6.02   Acceleration.  If any Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 6.01 hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.  Upon the effectiveness of such declaration, such principal of and premium, if any, and interest shall be due and payable immediately.  The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in the Holders’ interest.  The Trustee shall have no obligation to accelerate the Notes if the Trustee in good faith determines that acceleration is not in the best interests of the Holders.
Notwithstanding the foregoing, in the case of an Event of Default arising under clause (f) or (g) of Section 6.01 hereof, all outstanding Notes shall be due and payable immediately without further action or notice.
The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture (except nonpayment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder that has become due solely because of the acceleration) and rescind any acceleration with respect to the Notes and its consequences if such rescission would not conflict with any judgment of a court of competent jurisdiction.
In the event of any Event of Default specified in clause (d) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:
(a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or
(b) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(c) the default that is the basis for such Event of Default has been cured.
SECTION 6.03   Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.
SECTION 6.04   Waiver of Past Defaults.  Subject to Section 6.02 hereof, Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder (except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer).  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
SECTION 6.05   Control by Majority.  Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability.
SECTION 6.06   Limitation on Suits.  Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
(a) such Holder has previously given the Trustee notice that an Event of Default is continuing;
(b) Holders of at least 25.0% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;
(c) Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;
(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(e) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
SECTION 6.07   Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the contractual right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
SECTION 6.08   Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
SECTION 6.09   Restoration of Rights and Remedies.  If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.
SECTION 6.10   Rights and Remedies Cumulative.  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
SECTION 6.11    Delay or Omission Not Waiver.  No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
SECTION 6.12    Trustee May File Proofs of Claim.  The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
SECTION 6.13   Priorities.  If the Trustee or any Agent collects any money or property pursuant to this Article VI or pursuant to the Collateral Documents (subject to the First

Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement), it shall pay out the money in the following order:

(a) to the Trustee, the Collateral Agent, such Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

(b) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.
SECTION 6.14   Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.
ARTICLE VII

TRUSTEE
SECTION 7.01    Duties of Trustee.
(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof:  and

(iv) none of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.
(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
SECTION 7.02   Rights of Trustee.
(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and its Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.
(f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
(g) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Agent or Collateral Agent), and each agent, custodian and other Person employed to act hereunder.
(i) Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(j) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.
(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(l) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.
SECTION 7.03    Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Section 7.10 hereof.
SECTION 7.04    Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
SECTION 7.05    Notice of Defaults.  If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs.  Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.
SECTION 7.06   [Reserved].
SECTION 7.07   Compensation and Indemnity.  The Issuer shall pay to the Trustee (acting in any capacity hereunder, including as Agent and Collateral Agent) from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee (acting in any capacity hereunder, including as Agent and Collateral Agent) and its officers,

directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder).  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder, unless the Issuer is materially prejudiced by the failure to provide notice (as determined by a court of competent jurisdiction in a final non-appealable order).  In the event it is determined that the Issuer is materially prejudiced by a failure of the Trustee to notify the Issuer of a claim for indemnity, any such claim for indemnity shall be reduced by the amount of actual damages suffered by the Issuer as a result of the Trustee’s failure to so notify it.  The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel.  The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence.
The obligations of the Issuer under this Article 7 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee (or the Collateral Agent).
To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except for money or property held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.
When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
SECTION 7.08   Replacement of Trustee.  A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.  The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing.  The Issuer may remove the Trustee if:
(a) the Trustee fails to comply with Section 7.10 hereof;
(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee. Any resigning or removed Trustee shall have no liability or responsibility for the action or inaction of any successor Trustee.
SECTION 7.09    Successor Trustee by Merger, etc.  If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.
SECTION 7.10    Eligibility; Disqualification.  There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
SECTION 8.01   Option to Effect Legal Defeasance or Covenant Defeasance.  The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article VIII.
SECTION 8.02    Legal Defeasance and Discharge.  Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.05 hereof;

(b) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and
(d) this Section 8.02.
Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
SECTION 8.03    Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.19, 4.20 and 4.21 hereof and clauses (iv) and (v) of Section 5.01(a), and Sections 5.01(c) and 5.01(d) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(d), 6.01(e), 6.01(h) and 6.01(i) hereof shall not constitute Events of Default.
SECTION 8.04    Conditions to Legal or Covenant Defeasance.  The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the Redemption Date.  Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions

(i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or
(ii) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such

Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(f) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.
The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
SECTION 8.06    Repayment to Issuer.  Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.
SECTION 8.07    Reinstatement.  If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER
SECTION 9.01   Without Consent of Holders.  Notwithstanding Section 9.02 hereof, the Issuer and the Trustee may amend or supplement this Indenture, any Guarantee or the Notes or any Collateral Document without the consent of any Holder:
(a) to cure any ambiguity, omission, mistake, defect or inconsistency;
(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;
(c) to comply with Section 5.01 hereof;
(d) to provide the assumption of the Company’s, the Issuer’s or other Guarantor’s obligations to the Holders;
(e) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(f) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;
(g) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;
(h) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;
(i) to add a Guarantor under this Indenture;

(j) to conform the text of this Indenture, Guarantees, Collateral Documents or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee, Collateral Documents or Notes, as provided in an Officer’s Certificate; or

to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

Upon the request of the Issuer and  receipt by the Trustee of the documents described in Section 7.02 hereof (to the extent requested by the Trustee), the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.  Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.
SECTION 9.02   With Consent of Holders.  Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Collateral Documents and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees, the Collateral Documents or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes); Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
Upon the request of the Issuer and the delivery to the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof (to the extent requested by the Trustee), the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Note (other than provisions relating to Section 4.10 and Section 4.14 hereof);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e) make any Note payable in money other than that stated therein;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;
(g) make any change in these amendment and waiver provisions;

(h) impair the contractual right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(i) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or
except as expressly permitted by this Indenture, modify the Guarantees of API, AIO or any Significant Subsidiary in any manner adverse to the Holders.
In addition, without the consent of at least two-thirds in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder) modify any Collateral Document or the provisions of this Indenture dealing with the Collateral Documents, or application of trust money in any manner, in each case, that would subordinate the Lien of the Collateral Agent to the Liens securing any other Obligations or otherwise release all or substantially all of the Collateral, in each case other than in accordance with this Indenture, the Collateral Documents and the First Lien Intercreditor Agreement.
SECTION 9.03   [Reserved].
SECTION 9.04   Revocation and Effect of Consents.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver.  If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.05   Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
SECTION 9.06   Trustee to Sign Amendments, etc.  The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  In executing any amendment, supplement or waiver, the Trustee shall receive, and shall be fully protected in relying conclusively upon, in addition to the documents required by Section 14.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.  Notwithstanding the foregoing, except as required by Section 4.15 hereof, an Opinion of Counsel will not be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.
ARTICLE X

INTERCREDITOR AGREEMENT
SECTION 10.01    Intercreditor Agreement.
Each Holder, by accepting a Note, has authorized the Trustee and the Collateral Agent to enter into (i) the First Lien Intercreditor Agreement on behalf of the Holders and (ii) an intercreditor agreement governing any Indebtedness or other obligations secured by Liens that are junior to the Liens securing the Notes (including Permitted Junior Secured Refinancing Debt, “Junior Lien Debt”) substantially in the form of Exhibit E to the Existing 2022 Notes Indenture (the “Second Lien Intercreditor Agreement” and together with the First Lien Intercreditor Agreement, the “Intercreditor Agreements”), and agrees that the Holders shall comply with the provisions of the Intercreditor Agreements applicable to them in their capacities as such to the same extent as if the Holders were parties thereto.
Neither the Trustee nor the Collateral Agent shall have any liability to any Person for complying with the terms of this Article X.
ARTICLE XI

COLLATERAL
SECTION 11.01    Collateral Documents.

The Notes Obligations are secured as provided in the Collateral Documents and will be secured by Collateral Documents hereafter.  The Issuer shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain or establish (at the sole cost and expense of the Issuer and the Guarantors) the security interest created by the Collateral Documents in the Collateral as a perfected security interest to the extent perfection is required by the Collateral Documents, subject only to Permitted Liens. The Collateral Agent shall also have the right, but not the obligation, to make any such necessary filings.
SECTION 11.02   Collateral Agent.
(a) The Collateral Agent shall have all the rights and protections provided in the Collateral Documents and, additionally, shall have all the rights and protections provided to the “Trustee” under Article VII.
(b) Subject to Section 7.01, none of the Collateral Agent, Trustee, Paying Agent, Registrar or Transfer Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Collateral Documents, for the creation, perfection, priority, sufficiency or protection of any Liens on the Collateral securing the Notes, or any defect or deficiency as to any such matters.
(c) Except as required or permitted by the Collateral Documents, the Holders, by accepting a Note, acknowledge that the Collateral Agent will not be obligated:
(i) to act upon directions purported to be delivered to it by any Person, except in accordance with the Collateral Documents;
(ii) to foreclose upon or otherwise enforce any Liens on the Collateral securing the Notes; or
(iii) to take any other action whatsoever with regard to any or all of the Liens on the Collateral securing the Notes, Collateral Documents or Collateral.

SECTION 11.03    Authorization of Actions to Be Taken.
(a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the Collateral Agent to enter into the Collateral Documents to which it is a party, authorizes and empowers the Collateral Agent to execute and deliver the Intercreditor Agreements and authorizes and empowers the Collateral Agent to bind the Holders of Notes as set forth in the Collateral Documents to which the Collateral Agent is a party and the Intercreditor Agreements and to perform its obligations and exercise its rights and powers thereunder.

(b) The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent under the Collateral Documents to which the Trustee is a party and, subject to the terms of the Collateral Documents, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.
(c) Subject to the provisions of Section 7.01, Section 7.02, and the Collateral Documents, the Trustee may, in its sole discretion and without the consent of the Holders (but subject to the Intercreditor Agreements), direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:
(i) foreclose upon or otherwise enforce any or all of the Liens on the Collateral securing the Notes;
(ii) enforce any of the terms of the Collateral Documents to which the Collateral Agent is a party; or
(iii) collect and receive payment of any and all Obligations.
Subject to the First Lien Intercreditor Agreement and at the Company’s sole cost and expense, the Trustee is hereby authorized and empowered by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Liens on the Collateral securing the Notes or the Collateral Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the Company’s sole cost and expense, to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens on the Collateral securing the Notes or be prejudicial to the interests of the Holders or the Trustee.
SECTION 11.04   Release or Modification of Collateral.
(a) The property and other assets constituting Collateral will automatically be released and discharged (or modified, to the extent applicable) from the Liens securing the Notes and the Obligations under any one or more of the following circumstances:

(i) to enable the Issuer and the Subsidiary Guarantors to consummate the sale, transfer, exchange or other disposition of such property or assets to a person that is not the Issuer or a Subsidiary Guarantor to the extent not prohibited under Section 4.10 hereof or permitted under Section 5.01 hereof;

(ii) upon the release or discharge (or modification, to the extent applicable) of the security interest granted by the Issuer or such Subsidiary Guarantor to secure the obligations under the AIC Credit Agreement other than in connection with a release or discharge of the Liens securing all Credit Facilities (including the AIC Credit Agreement);
(iii) in accordance with the terms of the First Lien Intercreditor Agreement;
(iv) in respect of the property and assets of a Subsidiary Guarantor, upon the designation by the Company of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary;

(v) upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is due or (ii) a Legal Defeasance or Covenant Defeasance in accordance with Article VIII hereof or satisfaction and discharge of this Indenture in accordance with Article XIII hereof; and

(vi) pursuant to Section 9.02 hereof.
In connection with any automatic release permitted hereunder, the Company shall provide the Collateral Agent with written notice of such release (although the failure of which shall not negate or affect any such release).
(b) Upon the request of the Issuer pursuant to an Officers’ Certificate and an Opinion of Counsel certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with a sale or disposition of assets and (at the sole cost and expense of the Issuer), the Collateral Agent will release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture.
(c) Notwithstanding anything to the contrary contained herein, at any time the Trustee or Collateral Agent is requested to acknowledge or execute a release of Collateral, the Trustee and/or the Collateral Agent shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel that all conditions precedent in this Indenture, the Intercreditor Agreements and the Collateral Documents to such release have been complied with.  The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents.  Upon receipt of such documents the Collateral Agent shall execute, deliver or acknowledge any instruments of termination, satisfaction or release reasonably requested of it to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents.
SECTION 11.05    [Reserved].
SECTION 11.06    Powers Exercisable by Receiver or Trustee.  In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI upon the Issuer or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Subsidiary Guarantor or of any officer or officers thereof required by the provisions of this Article XI, and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.
SECTION 11.07   Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.  The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Collateral Documents, and, subject to the Intercreditor Agreements, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.
SECTION 11.08   Release upon Termination of the Issuer’s Obligations.
In the event (i) that the Issuer delivers to the Trustee, in form and substance acceptable to it, an Officers’ Certificate and Opinion of Counsel certifying that all the obligations under this Indenture and the Notes have been satisfied and discharged by the payment in full of the Issuer’s Notes Obligations and this Indenture, and all such Notes Obligations have been so satisfied, or (ii) a discharge, legal defeasance or covenant defeasance of this Indenture occurs under Articles VIII or XIII, the Trustee shall deliver to the Issuer and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and each of the Trustee and the Collateral Agent shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.
SECTION 11.09    Trustee’s Duties with Respect to Collateral.
(a) Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.  Neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Trustee and/or the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.
(b) Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection (and maintenance thereof), priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence or willful misconduct on the part of the Trustee or gross negligence or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  Neither the Trustee nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Collateral Documents by the Issuer or the Subsidiary Guarantors.
SECTION 11.10   Intercreditor Agreements.  Notwithstanding anything herein to the contrary, the security interests granted pursuant to the Collateral Documents in connection with this Indenture or the terms of any other Collateral Document, certain other rights and privileges, and the exercise of any right or remedy by the Trustee hereunder or by the Collateral Agent under the Collateral Documents are subject to the provisions of the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreements and this Indenture or any other Collateral Document, the terms of the Intercreditor Agreements shall control.
ARTICLE XII

GUARANTEES
SECTION 12.01   Guarantee.  Subject to this Article XII, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior secured basis (or, in the case of the Company, a senior unsecured basis), to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:  (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuer hereunder and under the Notes).  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.
Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 12.01.
If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.  The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.
Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a secured (or, in the case of the Company, an unsecured) senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.
Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
SECTION 12.02   Limitation on Guarantor Liability.  Each Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article XII, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.  Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
SECTION 12.03   Execution and Delivery.
Each Guarantor hereby agrees that its Guarantee set forth in Section 12.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.
If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article XII, to the extent applicable.
SECTION 12.04   Subrogation.  Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 12.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.
SECTION 12.05   Benefits Acknowledged.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.
SECTION 12.06   Release of Guarantees.  (a) The Guarantee of API will automatically and unconditionally be released without the need for any further action by any party upon written notice from the Issuer to the Trustee (i) if API merges or consolidates with the Issuer or a Subsidiary Guarantor, (ii) upon Legal Defeasance or Covenant Defeasance of the Notes or (iii) upon satisfaction and discharge of the Notes in accordance with Article XIII.
(a) The Guarantee of a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and such Subsidiary Guarantor’s obligations under the Guarantee, this Indenture, the Collateral Documents and the First Lien Intercreditor Agreement will be automatically and unconditionally released and discharged, without the need for any action by any party:

(i) (A) in connection with any sale, exchange, transfer or other disposition of Capital Stock of the applicable Subsidiary Guarantor (including by way of consolidation or merger or otherwise) after which such Subsidiary Guarantor is no longer a Restricted Subsidiary of API or the sale, exchange, transfer or other disposition of all or substantially all the assets (other than by lease) of such Subsidiary Guarantor, whether or not such Subsidiary Guarantor is the surviving corporation in such transaction, to a Person which is not the Issuer or a Restricted Subsidiary of API, provided that such sale, exchange, transfer or other disposition complies with Sections 4.07 and 4.10 hereof;

(A) in connection with the merger or consolidation of a Subsidiary Guarantor with API, the Issuer or any other Subsidiary Guarantor;

(B)     the release or discharge of the guarantee by such Subsidiary Guarantor of Indebtedness under the AIC Credit Agreement, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Guarantee pursuant to Section 4.15);

(C) if the Issuer designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary;
(D) upon the Legal Defeasance or Covenant Defeasance or the satisfaction and discharge of the Company’s obligations under this Indenture; or

(E) upon a liquidation or dissolution of a Subsidiary Guarantor permitted under this Indenture; and

(ii) the Company delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to release and discharge of such Subsidiary Guarantor’s Guarantee have been complied with.

(b) Notwithstanding any other provision in this Indenture, any Subsidiary Guarantor may be liquidated at any time, so long as all assets owned by such entity which constitute Collateral remain Collateral owned by the Issuer or a Subsidiary Guarantor following any such liquidation.  Upon the release of a Guarantee in accordance with the terms of this Indenture, all Collateral owned by the related Guarantor will also be automatically released.
                                 ARTICLE XIII

SATISFACTION AND DISCHARGE
SECTION 13.01    Satisfaction and Discharge.  This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (i) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the Redemption Date.  Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(i) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and
(ii) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.
In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (b) of this Section 13.01, the provisions of Section 13.02 and Section 8.06 hereof shall survive such satisfaction and discharge.
SECTION 13.02 Application of Trust Money.  Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE XIV
MISCELLANEOUS
SECTION 14.01   [Reserved]
SECTION 14.02   Notices.  Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile transmission, other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Avon Products, Inc.
Building 6, Chiswick Park,
London W4 5HR
United Kingdom
E-mail: tom.greene@avon.com
Attention: Tom Greene, Group Treasurer:
with a copy to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:  Andrew Weisberg, Esq.
Fax No.:  212-354-8113
If to the Trustee:

Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, 24th Floor
Mail Stop:  NYC60-2407
New York, New York 10005
Attn:  Corporates Team Deal Manager – Avon International
Fax:  732-578-4635
The Company, the Issuer, any Subsidiary Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed or delivered by other electronic submission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.
Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar.  Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.
If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
SECTION 14.03   [Reserved].
SECTION 14.04   Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 14.05   Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:
(a) a statement that the Person making such certificate or opinion has read such covenant or condition;
(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 14.06   Rules by Trustee and Agents.  The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 14.07   No Personal Liability of Directors, Officers, Employees and Stockholders.  No past, present or future director, officer, employee, incorporator or stockholder of API, the Issuer or any other Guarantor or any of their parent companies (other than the Issuer and the Guarantors) shall have any liability for any obligations of API, the Issuer or the other Guarantors under the Notes, the Guarantees, this Indenture or the Collateral Documents or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.
SECTION 14.08   Governing Law.  THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
SECTION 14.09    Waiver of Jury Trial.  EACH OF THE ISSUER, THE GUARANTORS, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 14.10    Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.
SECTION 14.11    No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
SECTION 14.12    Successors.  All agreements of the Issuer in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 12.06 hereof.
SECTION 14.13    Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 14.14    Counterpart Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 14.15   Table of Contents, Headings, etc.  The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
SECTION 14.16    U.S.A. Patriot Act.  In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee and Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and Agents.  Accordingly, each of the parties agree to provide to the Trustee and Agents, upon their request from time to time, such identifying information and documentation as may be available for such party in order to enable the Trustee and Agents to comply with Applicable Law.
              SECTION 14.17    Judgment Currency.  Any payment on account of an amount that is payable in U.S. dollars (the “Required Currency”), which is made to or for the account of any Holder or the Trustee in any other lawful currency (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or any Guarantor, shall constitute a discharge of the Issuer’s obligation under the Indenture and the Notes, only to the extent of the amount of the Required Currency which such Holder or the Trustee, as the case may be, could purchase in the New York foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or the Trustee, as the case may be, the Issuer and the Guarantors shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in the Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order. Trustee shall have no liability or responsibility to convert any currency in connection with any payment and all payments to or which shall be made by the Trustee shall be in US Dollars.
SECTION 14.18    Consent to Jurisdiction and Service of Process.  The Issuer and each Guarantor not organized in the United States hereby appoints API as its agent for service of process in any suit, action or proceeding with respect to the Indenture, the Notes and the Guarantees and for actions brought under the U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in the City of New York. In relation to any legal action or proceedings arising out of or in connection with the Indenture, the Notes and the Guarantees, the Issuer and each Guarantor irrevocably submit to the non-

exclusive jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States.
SECTION 14.19    Additional Amounts.
(a) All payments required to be made by the Issuer under or with respect to the Notes or by any Guarantor under or with respect to a Guarantee (each of the Issuer or such Guarantor and, in each case, any successor thereof, making such payment, the “Payor”), will be made free and clear of and without withholding or deduction for or on account of, any taxes imposed or levied by or on behalf of any authority or agency having power to tax within any jurisdiction in which any Payor is incorporated, organized or otherwise resident for tax purposes, or engaged in business for tax purposes, or any jurisdiction from or through which payment is made by or on behalf of such Payor (each a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct such taxes by law or regulation.
(b) If a Payor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or a Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder or beneficial owner would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(i) any taxes that would not have been (or would not be required to be) so imposed, withheld, deducted or levied but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, company or corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such Holder or beneficial owner being or having been a citizen, domiciliary, national or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (other than any connection arising solely from the acquisition or holding of any Note, the receipt of any payments in respect of such Note or Guarantee or the exercise or enforcement of rights under a Guarantee);

(ii) any estate, inheritance, gift, sales, transfer, personal property or similar tax or assessment;
(iii) any taxes which are payable other than by withholding or deduction from payments made under or with respect to the Notes or any Guarantee;

(iv) any taxes that would not have been (or would not be required to be) imposed, withheld, deducted or levied if such Holder or the beneficial owner of any Note or interest therein (i) complied with all reasonable written requests by the Payor (made at a time that would enable the Holder or beneficial owner acting reasonably to comply with such request) to provide timely and accurate information or documentation concerning the nationality, residence or identity of such Holder or beneficial owner or (ii) made any declaration or similar claim or satisfy any certification, information or reporting requirement, which in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such taxes;

(v) any taxes imposed or withheld on or with respect to a payment which could have been made without deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is required) within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on any day during the 30-day period);

(vi) any taxes imposed on or with respect to any payment made under or with respect to such Note or Guarantee to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the sole beneficial owner of such Note;

(vii) any taxes payable under Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the Notes (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(viii) any taxes imposed or levied by reason of any combination of clauses (i) through (vii) above.
(c) The Issuer and the Guarantors (as the case may be) will pay any present or future stamp, issue, registration, excise, property, court or documentary taxes, or similar taxes, charges or levies (referred to in this paragraph as “stamp taxes”) and interest, penalties and other reasonable expenses related thereto that arise in or are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, enforcement or registration of the Notes, the Indenture, the Guarantees or any other document or instrument in relation thereto (other than on a transfer or assignment of the Notes after this offering).
(d) The Payor will make or cause to be made any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction, in accordance with applicable law. Upon request, the Payor will use reasonable efforts to provide, within a reasonable time after the date the payment of any such taxes so deducted or withheld is made, the Trustee with official receipts or other documentation evidencing the payment of the taxes so deducted or withheld.
(e) If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Notes, the Payor will deliver to the paying agent with a copy to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case the Payor shall notify the paying agent and the Trustee promptly thereafter) a certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information reasonably necessary to enable the paying agent to pay Additional Amounts to Holders or beneficial owners on the relevant payment date.
(f) Whenever in this Indenture there is mentioned, in any context:
(i) the payment of principal;
(ii) the payment of interest; or
(iii) any other amount payable on or with respect to any of the Notes, such reference will be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
(g) The obligations described under this Section 14.19 will survive any termination, defeasance or discharge of the Indenture or any Guarantee and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Payor is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

[Signatures on following page]

AVON INTERNATIONAL CAPITAL P.L.C,
as Issuer

By:	/s/ Laura Barbrook
Name: Laura Barbrook
Title: Director

Signature Page to Indenture (Senior Secured Notes)

AVON PRODUCTS, INC.,
as Guarantor

By:	/s/ Tom Greene
Name: Tom Greene
Title: Vice President & Treasurer

Signature Page to Indenture (Senior Secured Notes)

MI HOLDINGS, INC.,
as Guarantor

By:	/s/ Laura Barbrook
Name: Laura Barbrook
Title: Director

AVON INTERNATIONAL OPERATIONS, INC.,
as Guarantor

By:	/s/ Laura Barbrook
Name: Laura Barbrook
Title: Director

AVON CAPITAL CORPORATION,
as Guarantor

By:	/s/ Laura Barbrook
Name: Laura Barbrook
Title: Director

AVON BEAUTY LIMITED,
as Guarantor

By:	/s/ Louise Scott
Name: Louise Scott
Title: Director

AVON COSMETICS LIMITED,
as Guarantor

Signature Page to Indenture (Senior Secured Notes)

By:	/s/ Laura Barbrook
Name: Laura Barbrook
Title: Director

Signature Page to Indenture (Senior Secured Notes)

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Indenture (Senior Secured Notes)

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Indenture (Senior Secured Notes)

EXHIBIT A
CUSIP/ISIN_________
[RULE 144A][REGULATION S] GLOBAL NOTE
[legend]
6.50% Senior Secured Notes due 2022
No. ___                                                                                                                                                                                                                                                                                                                                                       $[US$                ]
AVON INTERNATIONAL CAPITAL P.L.C.
promises to _____ pay to or registered assigns,
the principal sum of ___________ DOLLARS on August 15, 2022.
Interest Payment Dates:  February 15 and August 15
Record Dates:  February 1 and August 1
Dated:  _________, 20__

AVON INTERNATIONAL CAPITAL P.L.C

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:
Authorized Signatory

[Back of Note]
6.50% Senior Secured Note due 2022
[Insert placeholders for the various legends]
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1. INTEREST.  Avon International Capital p.l.c. (the “Issuer”) promises to pay interest on the principal amount of this Note at a rate per annum of 6.50% from July 3, 2019 until maturity.  The Issuer will pay interest on this Note semi-annually in arrears on February 15 and August 15 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding February 1 and August 1 (each, a “Record Date”).  Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be August 15, 2019.  The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
2. METHOD OF PAYMENT.  The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register, provided that (a) all payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
3. PAYING AGENT AND REGISTRAR.  Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to the Holders.  The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE.  The Issuer issued the Notes under a Senior Secured Notes Indenture, dated as of July 3, 2019 (the “Indenture”), among the Issuer, the Guarantors party thereto, the Trustee and the Collateral Agent.  The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01, 4.09 and 4.12 of the Indenture.  The terms of the Notes include those stated in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
5. OPTIONAL REDEMPTION.
(a) At any time prior to August 15, 2019, the Issuer may on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 of the Indenture at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the date of redemption plus (iii) accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(b) At any time prior to August 15, 2019, the Issuer may, at its option and on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes and Additional Notes issued under the Indenture at a redemption price equal to 106.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (a) at least 65.0% of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.
(c) Except pursuant to clause (a) or (b) of Section 3.07 of the Indenture, the Notes will not be redeemable at the Issuer’s option prior to August 15, 2019.
(d) On and after August 15, 2019, the Issuer may redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:
Year	Percentage
2019	103.938%
2020	101.969%
2021 and thereafter	100.000%

(e) Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.
6. MANDATORY REDEMPTION.  The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.  However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under Sections 4.10 and 4.14 of the Indenture.
7. NOTICE OF REDEMPTION.  Subject to Section 3.03 of the Indenture, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XIII of the Indenture.
8. OFFERS TO REPURCHASE.  Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture.  In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.
9. DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.
10. PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.
11. AMENDMENT, SUPPLEMENT AND WAIVER.  The Indenture, the Guarantees, the Notes or the Collateral Documents may be amended or supplemented as provided in the Indenture.
12. DEFAULTS AND REMEDIES.  The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice.  Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder.  The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.
13. AUTHENTICATION.  This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.
14. GOVERNING LAW.  THE INDENTURE, THIS NOTE AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
15. CUSIP AND ISIN NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to the Issuer at the following address:
Avon Products, Inc.
Building 6, Chiswick Park,
London W4 5HR
United Kingdom
Attention: Gustavo Arnal

ASSIGNMENT FORM
ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:

                                                                  (Insert assignee’s legal name)

 (Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint _____________________________________________________________________________________________________________________________________________________________________________
to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.
Date:  _______________________________________
Your Signature:	___________________________________________________ (Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:___________________________________
*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
[  ] Section 4.10 [  ] Section 4.14
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$__________
Date:  ________
Your Signature:	(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee*:
*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is $____.  The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:
Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

___________________________
*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
Avon International Capital p.l.c.
Nunn Mills Road
Northampton, Northamptonshire, NN1 5PA
United Kingdom
Attention: Laura Barbrook
DB Services Americas. Inc.
5022 Gate Parkway, Suite 200.
Jacksonville, FL, 32256 USA
Attention:  Transfer Dept.
Email:  dwac.processing@db.com

With copy:

Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, 24th Floor
Mail Stop: NYC60-2407
New York, New York 10005
Attn: Corporates Team Deal Manager – Avon International
Fax:  732-578-4635

Re: 6.50% Senior Secured Notes due 2022
Reference is hereby made to the Senior Secured Notes Indenture, dated as of July 3, 2019 (the “Indenture”), between Avon International Capital p.l.c., the Guarantors party thereto, the Trustee and the Collateral Agent.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
_____________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $_____ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.
2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.
3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a) [    ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or
(b) [    ] such Transfer is being effected to the Issuer or a subsidiary thereof; or
(c) [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.
4. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [    ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b) [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c) [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.
[Insert Name of Transferor]

By:
Name:
Title:

Dated:  __________

ANNEX A TO CERTIFICATE OF TRANSFER
1. The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a) [    ] a beneficial interest in the:
(i) [    ] 144A Global Note ([CUSIP:      ]), or
(ii) [    ] Regulation S Global Note ([CUSIP:      ]), or
(iii) [    ] a Restricted Definitive Note.
2. After the Transfer the Transferee will hold:
[CHECK ONE]
(a) [    ] a beneficial interest in the:
(i) [    ] 144A Global Note ([CUSIP:       ]), or
(ii) [    ] Regulation S Global Note ([CUSIP:       ])or
(iii) [    ] Unrestricted Global Note ([      ] [      ]); or
(b) [    ] a Restricted Definitive Note; or
(c) [    ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
Avon International Capital p.l.c.
Nunn Mills Road
Northampton, Northamptonshire, NN1 5PA
United Kingdom
Attention: Laura Barbrook
DB Services Americas. Inc.
5022 Gate Parkway, Suite 200.
Jacksonville, FL, 32256 USA
Attention:  Transfer Dept.
Email:  dwac.processing@db.com

With copy:

Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, 24th Floor
Mail Stop: NYC60-2407
New York, New York 10005
Attn: Corporates Team Deal Manager – Avon International
Fax:  732-578-4635

Re: 6.50% Senior Secured Notes due 2022
Reference is hereby made to the Senior Secured Notes Indenture, dated as of July 3, 2019 (the “Indenture”), among Avon International Capital p.l.c., the Guarantors party thereto, the Trustee and the Collateral Agent.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
                   (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:
(1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE
(a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted

Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(b) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(c) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(d) [   ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES
(a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
(b) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated          .
[Insert Name of Transferor]

By:
Name:
Title:

Dated:  __________

EXHIBIT D
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Supplemental Indenture (this “Supplemental Indenture”), dated as of              , among             (the “Guaranteeing Subsidiary”), a subsidiary of Avon Products, Inc., a New York corporation, Avon International Capital p.l.c. (the “Issuer”) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee a Senior Secured Notes Indenture (the “Indenture”), dated as of July 3, 2019, providing for the issuance of an unlimited aggregate principal amount of 6.50% Senior Secured Notes due 2022 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
(1) Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2) Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article XII thereof.
(3) No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.
(4) Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
D-1

(5) Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
(6) Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.
(7) The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.
(8) Successors.  All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

AVON INTERNATIONAL CAPITAL P.L.C.

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

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